EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

WOODWARD GOVERNOR COMPANY,

MPC PRODUCTS CORPORATION,

TECHNI-CORE, INC.,

THE SUCCESSOR TRUSTEES OF THE JOSEPH M. ROBERTI REVOCABLE TRUST DATED DECEMBER 29, 1992,

MARIBETH GENTRY, AS SUCCESSOR TRUSTEE OF THE VINCENT V. ROBERTI REVOCABLE TRUST DATED APRIL 4, 1991

AND

THE INDIVIDUAL SHAREHOLDERS OF MPC

PRODUCTS CORPORATION LISTED ON SCHEDULE I

August 19, 2008

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made as of August 19, 2008, by and among Woodward Governor Company, a Delaware corporation (the “Buyer”), MPC Products Corporation, an Illinois corporation (“MPC”), Techni-Core, Inc. (“Techni-Core”), a Delaware corporation, The Successor Trustees of the Joseph M. Roberti Revocable Trust dated December 29, 1992 (the “Joseph M. Roberti Trust”), Maribeth Gentry, as Successor Trustee of the Vincent V. Roberti Revocable Trust dated April 4, 1991 (together with the Joseph M. Roberti Trust, the “Techni-Core Shareholders”) and the individuals and entities listed on Schedule I hereto (the “Other MPC Shareholders” and together with Techni-Core and the Techni-Core Shareholders, the “MPC Shareholders”).

PRELIMINARY STATEMENTS

A. The Techni-Core Shareholders are the sole shareholders of Techni-Core. The Techni-Core Shareholders desire to sell, and the Buyer desires to purchase, all of the issued and outstanding shares of Techni-Core Common Stock, on the terms and subject to the conditions set forth in this Agreement.

B. The MPC Shareholders are the sole shareholders of MPC. The Techni-Core Shareholders and the Other MPC Shareholders desire to sell, and the Buyer desires to purchase, all of their shares of MPC Common Stock (together with the Techni-Core Shares, the “Shares”), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

CONSTRUCTION; DEFINITIONS

1.1	CONSTRUCTION

Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. The term “include” or “including” indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations, rules and rulings promulgated under or implementing the statute and all guidance issued by any relevant Governmental Body with respect to the statute and related regulations and rules, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

1.2	DEFINITIONS

For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section 1.2:

“Accounting Firm” is defined in Section 2.5(c)(ii).

“Accounts Receivable” means all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of the respective Companies.

“Acquisition” is defined in Section 2.1.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than by the Buyer) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) any Company is a constituent corporation, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any Company, or (iii) any Company issues or sells securities representing more than 5% of the outstanding securities of any class of its voting securities; or

(b) any sale (other than sales in the ordinary course of business), lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 5% or more of the consolidated net revenues, net income or assets of any Company.

“Adjustment Statement” is defined in Section 2.5(b).

“Adverse Consequence” means any present or future liability or obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and any loss, damage, claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim.

“Affiliate” means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, (i) with respect to an individual, any other individual that is a member of the individual’s family to the third degree (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management, or an employee or employer of the individual, and (ii) with respect to an entity or trust, such entity’s shareholders, directors, officers, fiduciaries, trustees, employees and beneficiaries.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal Income Tax Return, or any similar group filing a consolidated, combined or unitary Tax Return under a comparable provision of any Law.

“Affiliate Landlord” means the landlord with respect to each respective piece of Affiliate-Owned Real Property.

“Affiliate Leases” is defined in Section 2.4(a)(ix).

“Affiliate-Owned Real Property” means the real property leased by MPC at the following addresses: 7426 North Lindner Avenue, Skokie, Illinois; 5750 West Jarvis Street, Niles, Illinois; 5600 West Jarvis Street, Niles, Illinois and 5423-25 West Fargo, Skokie, Illinois.

“Agreement” means this Stock Purchase Agreement together with Schedules delivered in connection herewith.

“Ancillary Agreements” means each of the agreements and documents to be delivered by the Sellers and the Buyer pursuant to Section 2.4(a) and (b), respectively.

“Applicable Contracts” means the Applicable Scheduled Contracts and the Applicable Other Contracts.

“Applicable Other Contracts” is defined in Section 3.14(d).

“Applicable Scheduled Contracts” is defined in Section 3.14(a).

“Audited EBITDA” means the earnings before interest, taxes, depreciation and amortization for the twelve month period ending on December 31, 2007 as derived from the Audited Financial Statements.

“Audited Financial Statements” is defined in Section 5.1(b).

“Balance Sheet” means the Companies’ consolidated, unaudited balance sheet as of December 31, 2007.

“Board Members” means each member the board of directors of each Company.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted to be closed in the State of Illinois.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnitees” is defined in Section 11.1.

“Buyer’s Change” is defined in Section 7.1(a)(i).

“Buyer’s Disclosure Schedule” means all the Schedules delivered pursuant to Article 4 by the Buyer to the Sellers concurrently with the execution and delivery of this Agreement which constitute exceptions to the Buyer’s representations and warranties in Article 4 or which provide information to which such representations and warranties specifically refer.

“Buyer’s Knowledge”: The Buyer will be considered to have “Knowledge” of a fact or matter if any of the following has, or at any time had, actual knowledge of the fact or matter or should have known or become aware of the fact or matter in the course of conducting a reasonable investigation concerning the existence of the fact or matter in connection herewith: A. Christopher Fawzy, Michael J. Schablaske, Mark D. Hartman, Robert F. Weber, Jr., James D. Rudolph, Theodore R. Papenthien, Thomas A. Gendron, Steven J. Meyer, Martin J. Glass, Dennis M. Benning and any individual who, at any time between the date hereof and the Closing Date, serves as a director or officer of Buyer.

“Buyer Tax Act” means any action taken on the Closing Date by Buyer or any of its Affiliates (including any Company) with respect to a Company.

“Cash and Cash Equivalents” means, as of the time in question, all cash and cash equivalent assets (including marketable securities) of the Companies on a consolidated basis determined in accordance with GAAP.

“Claim Notice” is defined in Section 11.4(a).

“Class” means securities of a particular Company which are of substantially similar character and the holders of which enjoy substantially similar rights and privileges.

“Cleanup Cost” is defined in the definition for Environmental, Health and Safety Liabilities.

“Closing” is defined in Section 2.3.

“Closing Date” means the date on which the Closing actually takes place.

“Closing Payment” is defined in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company(ies)” means Techni-Core, MPC and MPC Europe.

“Company Books and Records” means the books of account and corporate records of the Companies.

“Company Employees” is defined in Section 3.17(a).

“Company Stock” means the Techni-Core Common Stock, the MPC Preferred Stock and the MPC Common Stock.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including, any Governmental Authorization) of any Person.

“Contemplated Transactions” means any transaction arising in connection with this Agreement to which any Seller is a party, has agreed to perform an action or duty or has undertaken any obligation, including the Acquisition, the performance by the parties of their other obligations under this Agreement and the execution, delivery and performance of the Ancillary Agreements.

“Contract” means any agreement (a) under which any Company has or may acquire any rights, (b) under which any Company has or may become subject to any obligation or Liability, (c) by which any Company or any of the assets owned or used by any Company is or may become bound or (d) which may relate to, establish or restrict any rights or obligations affecting the Company Stock or any other securities of any Company that may exist now or in the future.

“Copyrights” is defined in the definition for Intellectual Property.

“EBITDA Adjustment” means, provided that the Unaudited 2007 EBITDA exceeds the Audited EBITDA by $500,000 or more, (i) (a) Unaudited 2007 EBITDA, (b) less Audited EBITDA and (c) less $500,000, times (ii) 12.0.

“Employee Benefit Plan” means any qualified or non-qualified, funded or unfunded, oral or written, statutory or contractual, fringe benefit, disability, health, medical, life insurance, supplemental compensation, incentive compensation, wage continuation, severance, separation, change-in-control, retention, retirement, pension, profit sharing, bonus, deferred compensation, stock ownership, stock option, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance share, performance unit or other plan, program, trust, policy, agreement or arrangement involving, maintained for the benefit of or contributed to on behalf of, any past, present or future employee, officer, director, consultant, representative, or agent of any of the Companies, including any plan, program, policy, agreement or arrangement defined in or relevant to any provision of ERISA or any such plan, program, policy, agreement or arrangement, to which any of the Companies have contributed, or have had an obligation to contribute to, or under which any of the Companies have had any Liability or obligation.

“Employee Transaction Payments” means the aggregate amount MPC has committed to pay certain of its employees in order to avoid disruption of its business (excluding ordinary pay, severance payments and retention bonuses) pursuant to the MPC Products Corporation Change in Control Plan as approved by resolution of the board of directors of MPC on August 14, 2008.

“Encumbrance” means any lien, option, pledge or security interest.

“Environment” means any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any Adverse Consequence arising from or under Environmental Law (as hereinafter defined) or Occupational Safety and Health Law (as hereinafter defined), including those arising out of or relating to: (a) the Environment; (b) the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage or Release (as hereinafter defined) of any Hazardous Material (as hereinafter defined), including on-site or off-site contamination; (c) any response, investigative, corrective action, removal action, remedial action, inspection or other costs and expenses (“Cleanup Costs”) required by any Environmental Law and for any natural resource damages.

“Environmental Law” means any Law that applies, governs, regulates, or relates to Hazardous Materials (as hereinafter defined), Hazardous Activities (as hereinafter defined) and/or the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.16(j).

“Escrow Agent” is defined in Section 2.4(a)(ii).

“Escrow Agreement” is defined in Section 2.4(a)(ii).

“Escrow Amount” means $5,000,000.

“Escrow Funds” is defined in the Escrow Agreement.

“Estimated Employee Transaction Payments” is defined in Section 2.5(a).

“Estimated Indebtedness” is defined in Section 2.5(a).

“Estimated Net Working Capital” is defined in Section 2.5(a).

“Estimated Net Working Capital Adjustment” is defined in Section 2.5(a).

“Estimated Selling Expenses” is defined in Section 2.5(a).

“Estimated Statement” is defined in Section 2.5(a).

“Expiration Date” is defined in Section 11.3(a).

“Export Control Laws” is defined in Section 3.19(a).

“Facility” means any real property, leaseholds or other interests currently owned, leased, operated or managed by any of the Companies, and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned, leased, operated or managed by any of the Companies.

“Final Cash” is defined in Section 2.5(b).

“Final Determination” is defined in Section 2.5(c)(ii).

“Final Employee Transaction Payments” is defined in Section 2.5(b).

“Final Indebtedness” is defined in Section 2.5(b).

“Final Selling Expenses” is defined in Section 2.5(b).

“Final Net Working Capital” is defined in Section 2.5(b).

“Final Net Working Capital Adjustment” means (i) Final Net Working Capital minus (ii) Target Net Working Capital.

“Financial Statements” is defined in Section 3.5.

“Formation Date” means the date on which the applicable entity was incorporated.

“Former Subsidiaries” means Concorde Country Inn, Ltd., Concorde Group, Ltd., J.M.K., Inc., J.K. Electric, Ltd., Electric Vehicle Systems, Inc., Main Street Pub, Inc., MMP Acquisition Corp., MPC Export Corporation, MPC International, Inc., Parkview Cafe, Inc., Rotronics, Inc., Surfside Precision Products, Inc., Woodstock Main Street Inn, Inc. and Mechanismos Sincronizados, SA de C.V.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Government Bid” means any bid, offer, proposal or response to solicitation that, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any contract, agreement, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle that exists between the Company and (a) any Governmental Body, (b) any prime contractor to any Governmental Body or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” means any (a) federal, state, local or municipal government, or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal and (iii) any arbitration body or tribunal.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release (as hereinafter defined), storage, transfer, transportation, treatment, or use of Hazardous Materials (as hereinafter defined).

“Hazardous Materials” means any waste or other substance that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive or toxic pursuant to any Environmental Law and includes materials or equipment containing polychlorinated biphenyls or asbestos in any form.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.

“HSR Required Filings” means any filing or report required, or desired by the Buyer, to be filed with or submitted to any Governmental Body in connection with the HSR Act.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Real Property.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Tax imposed on or measured by reference to income.

“Indebtedness” means the Companies’ respective (a) obligations, including principal and interest, with respect to borrowed money outstanding as of the time indicated, together with all prepayment premiums or penalties and other amounts becoming due as a result of the Contemplated Transactions, (b) payment obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) which are not evidenced by trade payables, (c) payment obligations of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (d) payment obligations for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (e) off-balance sheet financing in existence immediately before the Closing, (f) payment obligations with respect to banker’s acceptances and letters of credit in existence immediately before the Closing which are not evidenced by trade payables and (g) indebtedness of the type referred to in clauses (a) through (f) above of any Person other than any of the Companies in existence at the time indicated which is either guaranteed by, or secured by a security interest upon any property owned by, any of the Companies. For purposes of this Agreement, Indebtedness includes (w) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any indebtedness of any of the Companies, (x) all “cut” but uncashed checks issued by any of the Companies outstanding as of the time indicated, (y) cash, book or bank account overdrafts of any of the Companies and (z) any and all amounts owed by any of the Companies to any of their respective Affiliates.

“Indemnified Person” is defined in Section 11.4(a).

“Indemnifying Person” is defined in Section 11.4(a).

“Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by any Company or used in any of their respective businesses, including all of the following, which are listed on Schedule 3.13: (i) issued patents, pending patent applications, including continuation, continuation-in-part, divisional, re-examination and re-issue applications and allowed but unissued patents (the “Patents”); (ii) patent applications drafted in whole or in part but not filed; (iii) registrations and applications for registration of any trademarks, service marks, or trade names and other material unregistered trademarks, service marks and trade names (the “Marks”); (iv) registered copyrights and other material unregistered copyrights (the “Copyrights”); (v) computer software (other than off-the-shelf software with a total replacement cost or license fee of less than $250,000); (vi) anything that would constitute a material “trade secret” under Law, and all material know-how and confidential or proprietary information and (vii) any domain names and uniform resource locators.

“Intercompany Indebtedness” means any Indebtedness owed by any Company to any other Company as of the Closing Date.

“Interim Balance Sheet” is defined in Section 3.5.

“Inventory” means all inventories of the Companies, wherever located, including all finished goods, raw materials, work-in-process, spare parts, packaging, stores, stock, supplies and all other materials and supplies to be used or consumed by any Company in the production of finished goods.

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of Treasury.

“Joseph M. Roberti Trust” is defined in the first paragraph of this Agreement.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, ordinance, rule, code, principle of common law, case, decision, regulation, statute, or treaty including any regulations, rules or guidelines imposed by NASDAQ.

“Leased Real Property” is defined in Section 3.11(b).

“Liability” means any present or future liability or obligation whether known or unknown, foreseeable or unforeseeable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Loss” means any liability, loss, damage, claim, cost, deficiency, diminution of value, or expense (including reasonable costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim.

“Management-Level Company Employee” means any Company Employee employed at the level of director, vice president or executive vice president.

“Marks” is defined in the definition for Intellectual Property.

“Material Adverse Change (or Effect)” means any change, occurrence or development, event, violation, inaccuracy, circumstance or other matter that has or could reasonably be expected to have a material adverse effect on (a) the assets, liabilities, business, results of operations, financial condition, capitalization or operations of MPC taken as a whole, (b) the ability of any Seller to consummate the Contemplated Transactions or to perform any of its obligations under this Agreement or (c) the Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, occurrence or development, event, violation inaccuracy, circumstance or other matter relating to the United States economy or securities markets in general, unless any of the foregoing adversely affect MPC in a materially disproportionate manner relative to the other participants in the industries or markets in which it operates, (ii) any change, occurrence or development, event, circumstance, fine, penalty or restitution arising out of or related to the facts giving rise to the Proceeding set forth on Schedule 1.2 as of the date hereof; (iii) any change, occurrence or development, event or circumstance arising out of or related to the public disclosure of the Buyer’s identity as purchaser of the Shares or (iv) any change, occurrence or development, event, violation inaccuracy, circumstance or other matter reasonably attributable to conditions affecting the industry in which MPC participates, unless any of the foregoing adversely affect MPC in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate.

“MPC” is defined in the first paragraph of this Agreement.

“MPC Common Stock” means the common stock, no par value per share, of MPC.

“MPC Europe” means MPC Products Europe d/b/a MPC Products Europe.

“MPC Preferred Stock” means the preferred stock, no par value per share, of MPC.

“MPC Shares” is defined in Section 3.3(a)(ii).

“MPC Shareholders” is defined in the first paragraph of this Agreement.

“Net Working Capital” means the Companies’ consolidated net working capital calculated in accordance with the principles of preparation set forth on Schedule 2.5(a), but excluding items related to Indebtedness, Employee Transaction Payments, Selling Expenses and Cash and Cash Equivalents.

“Non-Natural Person Sellers” means the Techni-Core Shareholders, The Roberti-Downs Charitable Remainder Trust, The Kathy-Roberti Kiepura Annuity Trust FBO Matthew Roberti Kiepura, The Kathy-Roberti Kiepura Annuity Trust FBO Laura Roberti Kiepura, The Maribeth Roberti Gentry Revocable Trust Dated August 7, 2001, The Maribeth R. Gentry Grantor Retained Annuity Trust, The Renee R. Legault Grantor Retained Annuity Trust and The Ralph T. Basile Testamentary Credit Shelter Trust U/W Dated July 9, 2002.

“Occupational Safety and Health Law” means any Law which applies, governs, regulates, or relates to safety and health conditions or is designed to provide safe and healthful working conditions for employees.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Ordinary Course of Business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is similar in nature and magnitude to actions customarily taken.

“Organizational Documents” means any charter, articles, bylaws, certificate, limited liability company agreement, operating agreement, declaration of trust, statement, statutes or similar document adopted, filed or registered with any Governmental Body or otherwise executed in connection with the creation, formation or organization of an entity and any Contract among some or all security holders, partners or members of an entity.

“Other MPC Shareholders” is defined in the first paragraph of this Agreement.

“Patents” is defined in the definition for Intellectual Property.

“Permitted Encumbrances” means (i) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto, and mechanics, materialmen’s and other encumbrances which have arisen in the ordinary course of business and similar encumbrances which do not, individually or in the aggregate, materially detract from the value or use of any of the Companies’ respective assets and (ii) liens for Taxes not yet due or being contested in good faith through appropriate proceedings to the extent accrued on the Interim Balance Sheet.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, trustee, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Straddle Period” is defined in Section 7.1(d).

“Post-Closing Tax Adjustment” is defined in Section 7.1(o).

“Pre-Closing Tax Adjustment” is defined in Section 7.1(b).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Straddle Period” is defined in Section 7.1(d).

“Pre-Closing Tax Matter” is defined in Section 7.1(e).

“Privilege Period” is defined in Section 7.1(d).

“Proceeding” means any action, arbitration, assessment, audit, claim, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, mediator or arbitrator, other than workers’ compensation claims brought against any Company.

“Purchase Option Agreement” is defined in Section 3.3(c).

“Purchase Price” is defined in Section 2.2(a).

“Real Property” means all real property interests, including any fee simple estate, leasehold estate or other right to occupy or operate on real property, and all improvements, easements and appurtenances thereto.

“Real Property Leases” is defined in Section 3.11(b)(ii).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the Environment, whether intentional or unintentional.

“Representatives” means any directors, officers, trustees, employees, consultants, advisors or other representatives of a Person.

“Response” is defined in Section 11.4(b).

“Schedule,” when followed by a number, refers to the corresponding section of the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule, as appropriate.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” is defined in Section 11.3(a).

“Sellers” means the Techni-Core Shareholders and the Other MPC Shareholders. For the avoidance of doubt, Techni-Core is not a Seller.

“Sellers’ Disclosure Schedule” means all the Schedules delivered pursuant to Article 3 by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement, which constitute exceptions to the Sellers’ representations and warranties in Article 3 or which provide information to which such representations and warranties specifically refer.

“Sellers’ Escrow” is defined in Section 2.2(c).

“Sellers’ Knowledge”: The Sellers will be considered to have “Knowledge” of a fact or matter if any of the following has, or at any time had, actual knowledge of the fact or matter or should have known or become aware of the fact or matter in the course of conducting a reasonable investigation concerning the existence of the fact or matter in connection herewith: Stephen R. Roberti, Kenneth T. Lowe, Zenon P. Szulyk, Craig H. Scott, Dale A. Sylvan, any individual who, at any time between the date hereof and the Closing Date serves as a member of the board of directors or an officer (as described in the respective Organizational Documents) of any of the Companies, the chief financial officer, general counsel and executive vice presidents of MPC, the Sellers, other than the Non-Natural Person Sellers, and the trustees of the Non-Natural Person Sellers.

“Sellers’ Representative” is defined in Section 12.1.

“Selling Expenses” means (i) all of the fees and expenses incurred by any Company, including those fees and obligations to be paid by any Company on behalf of any Seller, in connection with the consummation of the Contemplated Transactions, including those of its counsel and advisors, including McGuireWoods LLP and Greenberg Traurig, LLP and (ii) an amount equal to fifty percent of the Escrow Agent’s fee.

“Shares” is defined in Preliminary Statement B.

“Straddle Period” means the taxable period of any Company that includes the Closing Date but that does not terminate at the Closing Date.

“Straddle Period Tax Matter” is defined in Section 7.1(e)(ii).

“Tangible Personal Property” is defined in Section 3.11(c).

“Target Net Working Capital” means $88,760,000.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Benefit” shall mean the present value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value shall be computed as of first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, whichever is later, (i) assuming that the party entitled to such Tax Benefits is subject to taxation at the maximum marginal federal and foreign income Tax rates applicable to Persons of the same type as such party for the relevant taxable period and to taxation at a combined state and local Tax rate (net of federal Tax benefit) of 10% and (ii) using a 6% discount rate.

“Tax Notice” is defined in Section 7.1(e).

“Tax Opinion Firm” is defined in Section 7.1(a)(i).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Body responsible for the imposition, administration or collection of any Tax.

“Techni-Core” is defined in the first paragraph of this Agreement.

“Techni-Core Common Stock” means the Common Stock, par value $1.00 per share, of Techni-Core.

“Techni-Core Shares” is defined in Section 3.3(a)(i).

“Techni-Core Shareholders” is defined in the first paragraph of this Agreement.

“Transfer Taxes” is defined in Section 7.1(f).

“Unaudited 2007 EBITDA” means the earnings before interest, taxes, depreciation and amortization for the twelve month period ending on December 31, 2007 as derived from the unaudited Financial Statements described in Section 3.5(a).

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1	PURCHASE AND SALE OF SHARES

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell and transfer the Shares to the Buyer, and the Buyer will purchase and acquire the Shares from the Sellers (the “Acquisition”).

2.2	PURCHASE PRICE; PAYMENT

(a) In full consideration for the transfer of the Shares, the Buyer shall pay or cause to be paid, subject to the adjustments provided in Section 2.5, to the Sellers in the manner specifically set forth below, consideration in an amount equal to $336,850,000 (such amount, the “Closing Payment” and, as adjusted pursuant to Section 2.5(f), the “Purchase Price”). Upon delivery of the Closing Payment, subject to the adjustments set forth in Section 2.5, to the Sellers’ Representative or the Escrow Agent, as applicable, neither the Buyer nor any of the Companies will have any responsibility or liability for the allocation of the Purchase Price or any component thereof, among the Sellers or any distribution thereupon made hereunder or any component thereof; provided, however, the Sellers, the Sellers’ Representative and the Buyer agree that the Purchase Price shall be allocated among the Sellers as set forth on Schedule 2.2(a).

(b) Other Settlements. At the Closing, Buyer will cause MPC to pay the Selling Expenses.

(c) Sellers’ Escrow. Until such time as the payments set forth in Section 2.5(g) have been made, the Sellers’ Representative will retain in escrow, out of the Closing Payment, an amount equal to (A) $2,000,000 plus (B) the amount, if any, by which (i) the Target Net Working Capital exceeds (ii) the Estimated Net Working Capital plus $2,000,000 (the “Sellers’ Escrow”). In addition, in the event the Sellers fail to deliver the Audited Financial Statements as set forth in Section 5.1 prior to the Closing Date, the Sellers’ Representative will retain an additional $6,000,000 out of the Closing Payment until such time as the Audited Financial Statements have been received by the Buyer and the EBITDA Adjustment shall have been paid, if any.

2.3	CLOSING

The Acquisition will be consummated (the “Closing”) at the offices of Jones Day, 77 West Wacker Drive, Chicago, Illinois 60601, at 12:01 a.m. (Central) on the later of (a) October 1, 2008 and (b) the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions to the parties’ respective obligations to close set forth in Articles 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

2.4	CLOSING DELIVERIES

(a) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Sellers will deliver or cause to be delivered to the Buyer:

(i) (A) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer and (B) such other instruments of transfer and conveyance as may be reasonably required to transfer the Shares;

(ii) an Escrow Agreement, by and among the Buyer, the Sellers’ Representative and Wells Fargo Bank, National Association (the “Escrow Agent”), in the form of Exhibit 2.4(a)(ii) (the “Escrow Agreement”), executed by the Sellers’ Representative and the Escrow Agent;

(iii) letters of resignation, effective as of the Closing Date, executed by each of the Board Members;

(iv) all of the Consents listed on Schedule 2.4(a)(iv);

(v) the original Company Books and Records and stock record books and ledgers of each of the Companies;

(vi) a good standing certificate (or equivalent document) dated within five Business Days of the Closing for each of the Companies issued by the secretary of state of such Company’s jurisdiction of incorporation and in each state in which such Company is qualified to do business as a foreign corporation (provided that for MPC Europe, such certificate shall be dated within fourteen (14) Business Days of the Closing);

(vii) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b), executed by each of the Techni-Core Shareholders and reasonably satisfactory to the Buyer and a statement provided by MPC to Buyer in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying under penalties of perjury that the MPC Shares are not United States real property interests, and the notice required under Treasury Regulation Section 1.897-2(h)(2), prepared and executed under penalties of perjury by MPC;

(viii) certificates of MPC, Techni-Core and the Non-Natural Person Sellers certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of each such entity, certifying and attaching all requisite resolutions or actions of the boards of directors, managers, trustees or others with similar authority of each such entity approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying the incumbency and signatures of the officers or representatives of each such entity executing this Agreement and the Ancillary Agreements;

(ix) the Real Property Leases, incorporating the terms set forth on Exhibit 2.4(a)(ix) pertaining to the lease of the Affiliate-Owned Real Property, duly executed by each Affiliate Landlord and MPC (the “Affiliate Leases”);

(x) releases in the form attached as Exhibit 2.5(a)(x) executed by each of the Sellers;

(xi) opinions of counsel of Sellers or the applicable Non-Natural Person Sellers regarding the authority of certain trustees to bind respective Non-Natural Person Sellers to perform the obligations of such Non-Natural Person Sellers with respect to the Contemplated Transactions and the law applicable to such Non-Natural Person Sellers, as requested by and in a form reasonably satisfactory to Buyer;

(xii) personal guarantees of certain settlors of Non-Natural Person Sellers with respect to the obligations of their revocable trusts, as requested by and in a form reasonably satisfactory to Buyer;

(xiii) certificates of certain trustees with respect to certain Non-Natural Person Sellers setting forth the authority of the applicable trustee, as requested by and in a form reasonably satisfactory to Buyer; and

(xiv) such other documents and instruments as the Buyer shall reasonably request to consummate the Contemplated Transactions.

(b) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Buyer will deliver or cause to be delivered to:

(i) to the Sellers’ Representative by wire transfer of immediately available funds, to an account specified by the Sellers’ Representative no later than two Business Days before the Closing, the Closing Payment adjusted upward or downward in accordance with Section 2.5(a), minus the Escrow Amount;

(ii) to the Escrow Agent by wire transfer of immediately available funds, the Escrow Amount;

(iii) to the Sellers’ Representative and the Escrow Agent, the Escrow Agreement, executed by the Buyer.

(iv) to the Sellers’ Representative, a certificate of the Buyer certifying, as complete and accurate as of the Closing, the Buyer’s Organizational Documents, attaching all requisite resolutions or actions of the Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying the incumbency and signatures of the officers executing this Agreement and the Ancillary Agreements;

(v) to the Sellers’ Representative, a letter setting forth the obligation to make the Employee Transaction Payments; and

(vi) to the Sellers’ Representative, such other documents and instruments as the Sellers’ Representative shall reasonably request to consummate the Contemplated Transactions.

(c) The Buyer’s delivery of the amounts set forth in Section 2.4(b) will constitute payment in full for the Shares.

2.5	ADJUSTMENTS

(a) Estimates.

(i) Within five, but no fewer than three, Business Days before the Closing Date, the Sellers will prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Estimated Statement”) setting forth a good faith estimate of: (i) the Net Working Capital as of 12:01 a.m. on the Closing Date prepared in accordance with the accounting principles set forth on Schedule 2.5ý(a) (such estimate, the “Estimated Net Working Capital”), (ii) the aggregate amount of the Companies’ Indebtedness (other than Intercompany Indebtedness) as of 12:01 a.m. on the Closing Date (the “Estimated Indebtedness”) and (iii) the aggregate amount of the Selling Expenses (the “Estimated Selling Expenses”). The Estimated Statement will be subject to the Buyer’s approval, which will not be unreasonably withheld. If the Buyer and the Sellers cannot agree on the Estimated Net Working Capital, Estimated Indebtedness, or Estimated Selling Expenses, then the Buyer’s estimated values of such items, proposed in good faith, will be the estimated values of such items used for purposes of this Agreement. The Sellers and MPC will promptly provide the Buyer with such documents and information as the Buyer reasonably requests in connection with its review of the Estimated Statement. Subject to further adjustment as provided in this Section 2.5, the Closing Payment will be reduced by the (i) Estimated Indebtedness and (ii) the Estimated Selling Expenses.

(b) Adjustment Statement. Within 60 days after the Closing Date, the Buyer will cause to be prepared and delivered to the Sellers’ Representative an audited statement (the “Adjustment Statement”), setting forth (i) Net Working Capital as of 12:01 a.m. on the Closing Date (the “Final Net Working Capital”); (ii) the aggregate amount of the Companies’ Indebtedness (other than Intercompany Indebtedness) as of 12:01 a.m. on the Closing Date (“Final Indebtedness”); (iii) the actual, aggregate amount of the Selling Expenses (the “Final Selling Expenses”) and (iv) the Cash and Cash Equivalents as of 12:01 a.m. on the Closing Date (the “Final Cash”). The Adjustment Statement will be prepared in accordance with the accounting principles set forth on Schedule 2.5(a).

(c) Acceptance or Dispute.

(i) Within 45 days following receipt by the Sellers’ Representative of the Adjustment Statement, the Sellers’ Representative may deliver a written notice to the Buyer of any dispute it has with respect to the amount of the Final Net Working Capital, Final Indebtedness, Final Selling Expenses or Final Cash. If the Sellers’ Representative does not provide such a notice to the Buyer within such 45 day period, then the Adjustment Statement will be final, conclusive and binding on the parties.

(ii) If the Sellers’ Representative notifies the Buyer of a dispute within such 45 day period, then the Buyer and the Sellers’ Representative will negotiate in good faith to resolve the dispute. If the Buyer and the Sellers’ Representative fail to resolve the dispute within 15 days after the Sellers’ Representative advises the Buyer of its objections, then the Buyer and the Sellers’ Representative will jointly engage a big four accounting firm except as to any such firm that is then service as the Buyer’s independent registered public accountants to resolve such dispute. The Sellers may propose an eligible big four accounting firm (the “Accounting Firm”) to be employed as the Accounting Firm, provided, however that if the Buyer does not consent to the Sellers’ initial selection, the Sellers will be permitted to select another of the eligible big four accounting firms, which such firm will serve as the Accounting Firm. As promptly as practicable thereafter, the Buyer and the Sellers’ Representative will each prepare and submit a presentation to the Accounting Firm only with respect to the Adjustment Statement, the specific items and amounts in the Adjustment Statement remaining under dispute by the parties (and each such presentation will include a calculation of the Purchase Price as adjusted pursuant to Sections 2.5(f) or Section 2.5(g) based on such party’s position with respect to each such item). As promptly as practicable thereafter, the Buyer and the Sellers’ Representative will cause the Accounting Firm to (a) only decide the specific items in the Adjustment Statement in dispute by the parties, solely in accordance with the terms of this Agreement, and (b) in resolving any disputed item, assign a value to any item no greater than the greatest value for such item claimed by either party and no less than the smallest value for such item claimed by either party. The Accounting Firm’s determination will be provided to the Buyer and the Sellers’ Representative in writing and will be based solely on the presentations by the Buyer and the Sellers’ Representative (i.e., not on independent review) and on the definitions and other terms included herein, including Schedule 2.5(a) (the “Final Determination”). The Final Net Working Capital, Final Indebtedness, Final Selling Expenses and Final Cash, will be finally and conclusively determined to be, respectively, the mean of the values of each such item as set forth on the Adjustment Statement and the Final Determination. Such values will be binding upon the parties.

(d) Fees and Expenses. The fees and expenses, if any, of the Accounting Firm will be paid by the party disputing the Adjustment Statement, provided, however, if (i) the Sellers’ Representative disputes the Adjustment Statement and (ii) the Accounting Firm determines that the Adjustment Statement was not prepared in good faith, then the Buyer will bear all of the Accounting Firm’s fees.

(e) Access. For purposes of complying with the terms set forth in this Section ý2.5, each party will cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and will permit access during normal business hours and upon reasonable advance notice to its facilities and personnel as may be reasonably required in connection with the preparation and analysis of the Adjustment Statement and the resolution of any disputes thereunder.

(f) Adjustment. The Purchase Price will be:

(i) adjusted downward by the amount, if any, to which: (a) Final Indebtedness exceeds the Estimated Indebtedness and (b) the Final Selling Expenses exceed the Estimated Selling Expenses;

(ii) adjusted upward by the amount, if any, to which: (a) Final Indebtedness is less than the Estimated Indebtedness and (b) the Estimated Selling Expenses exceed the Final Selling Expenses;

(iii) adjusted upward by the amount of the Final Cash (as determined pursuant to Section 2.5(c));

(iv) to the extent the sum of the EBITDA Adjustment and the Final Net Working Capital Adjustment (1) exceeds $2,000,000, adjusted upward or (2) is less than negative $2,000,000, adjusted downward.

(g) Payment.

(i) Net Decrease; Payment by the Sellers. If there is a net decrease in the Purchase Price pursuant to Section 2.5(f), then within five Business Days of the date on which the Final Determination is rendered or, if applicable, the date when the Adjustment Statement becomes final under Section 2.5(c)(i), the Sellers’ Representative will release from the Sellers’ Escrow to the Buyer an amount of cash equal to the amount of such reduction, together with interest thereon from the Closing Date at the rate of 7% per annum; provided, however that to the extent the Sellers’ Representative does not have sufficient funds remaining in the Sellers’ Escrow to fund such amount, then each of the Sellers will be jointly and severally liable to the Buyer for such payments. Such payments will be made within ten Business Days of the date on which the Final Determination is rendered pursuant to Section 2.5(c).

(ii) Net Increase and Payment by the Buyer. If there is a net increase in the Purchase Price pursuant to Section 2.5(f), then within five Business Days of the date on which the Final Determination is rendered, if applicable, the date when the Adjustment Statement becomes final under Section 2.5(c)(i), the Buyer will pay an amount in cash equal to such increase to the Sellers’ Representative, together with interest thereon from the Closing Date at the rate of 7% per annum, for distribution to the Sellers in the proportions set forth in Schedule 2.2(a).

ARTICLE 3

SELLERS’ REPRESENTATIONS AND WARRANTIES

Except as set forth on the Sellers’ Disclosure Schedule, the Sellers jointly and severally represent and warrant to the Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

(a) Each Company is a corporation or company duly organized, validly existing and in good standing under the laws of the respective states of their incorporation, with full corporate or company power and authority to conduct their respective businesses as they are now being conducted, to own, lease and use the properties and assets that they respectively purport to own, lease or use and to perform all their respective obligations under the Applicable Contracts. Each Company will have full corporate or company power and authority to carry on the businesses in which it is engaged and to own or use the properties owned and used by it or both. Each Non-Natural Person Seller is governed by the Laws of the states set forth across from their names on Schedule 3.1(a).

(b) The Sellers have delivered to the Buyer copies of the Organizational Documents of each Company as currently in effect.

(c) Schedule 3.1(c) contains a complete and accurate listing of the Companies’ respective jurisdiction of formation and other jurisdictions in which each is authorized to do business. Each Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on any Company.

3.2	AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) Each Seller and each trustee of each Non-Natural Person Seller has the requisite power and authority to execute and deliver this Agreement and the other agreements required to be delivered by such Seller pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each Seller and the consummation by the Sellers of the Contemplated Transactions has been duly and validly authorized (including, with respect to the Non-Natural Person Sellers, by all necessary corporate or trust action) and no other proceedings, corporate or otherwise, on the part of any Seller is necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms.

(b) Schedule 3.2(b) lists all (i) material Consents and material Governmental Authorizations that any Company or any Seller is required to obtain and all material notices that any Company or any Seller is required to give to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions and (ii) Contracts which both (1) permit a counterparty to terminate or amend such Contract as a result of the Contemplated Transactions and (2) (A) have an expected revenue to any Company, as estimated by the Companies, exceeding $1,000,000 for the twelve month period beginning on the date hereof, (B) pursuant to which the primary purpose is the license or conveyance of Intellectual Property to any Company and the total impact of losing the right to the Intellectual Property granted thereunder would result in an Adverse Consequence of $1,000,000, other than where such a license or conveyance is merely ancillary to the development, manufacture or repair of products, or (C) pursuant to which the Companies expect to purchase goods or services of $1,000,000 or more for the twelve month period beginning on the date hereof.

(c) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation or performance of any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time) (i) breach, violate or conflict with any provision of the Organizational Documents of any Company, or any resolution adopted by the shareholders, members, board of directors, managers or other governing body of any Company, (ii) with respect to the Non-Natural Person Sellers, breach, violate or conflict with any provision of the Organizational Documents of any such Seller, or any resolution or other requirements adopted by the shareholders, members, board of directors, managers, trustee or other governing body of any such Seller, (iii) breach, violate or conflict with any Governmental Authorization or Law to which any Company or Seller, or any of the material assets owned, used or held for use by any of the Company, may be subject, (iv) breach, violate or conflict with any Order to which any Company or Seller or any of the assets owned, used or held for use by any Company, may be subject, (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned, used or held for use by any Company or (vi) breach, violate or conflict with any Governmental Authorization, Law or Order, to which the Shares may be subject other than, in the cases of clauses (iii), as would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.

(d) (i) The Sellers have good and marketable title to the Shares, free and clear of all Encumbrances. (ii) Upon the consummation of the Contemplated Transactions, the Sellers will transfer to the Buyer good and valid title to the Shares, together with the right to derive benefit from ownership thereof, free and clear of all Encumbrances. (iii) No Seller has received, within ten years prior to the date hereof, any Shares from a decedent.

(e) No Proceedings are currently pending, or to Sellers’ Knowledge, threatened, that challenge, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No Company is subject to any Order directed to any of the Companies specifically, but not to any Company’s industry generally, that prohibits such Company from engaging in or continuing any conduct, activity or practice relating to business of such Company.

3.3	CAPITALIZATION

(a) Capitalization.

(i) The authorized capital stock of Techni-Core consists entirely of 10,000 shares of Techni-Core Common Stock, of which 8,000 shares are issued and outstanding (the “Techni-Core Shares”) and all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. The Techni-Core Shares represent the only issued and outstanding shares of capital stock of Techni-Core. No shares of capital stock are held by Techni-Core as treasury stock. At no time since Techni-Core’s Formation Date has Techni-Core had, nor will Techni-Core have at any time prior to the Closing, a Class of equity security held of record by five hundred or more Persons. Schedule 3.3(a)(i) sets forth a true and complete statement of the capitalization of Techni-Core. Other than MPC, MPC Europe and the Former Subsidiaries, Techni-Core does not now have, nor has it ever had, any direct or indirect equity interest in any other entity.

(ii) The authorized capital stock of MPC consists entirely of (A) 4,000 shares of MPC Common Stock, of which 2,000 shares are issued and outstanding, and (B) 110,000 shares of MPC Preferred Stock, of which 106,100 shares are issued and outstanding (collectively, the “MPC Shares”). All such shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. The MPC Shares represent the only issued and outstanding shares of capital stock of MPC. No shares of capital stock are held by MPC as treasury stock. Other than the shares of MPC Common Stock, which are entitled to vote only on amendments to MPC’s articles of incorporation and certain transactions, Techni-Core holds all of the issued and outstanding voting shares of stock of MPC. At no time since MPC’s Formation Date has MPC had, nor will MPC have at any time prior to the Closing, a Class of equity security held of record by five hundred or more Persons. Schedule 3.3(a)(ii) sets forth a true and complete statement of the capitalization of MPC. Other than MMP Acquisition Corp., MPC International, Inc., MPC Export Corporation and MPC Europe, MPC does not now have, nor has it ever had, any direct or indirect equity interest in any other entity.

(b) Options and Warrants. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any Company to issue, directly or indirectly, any additional shares of capital stock or other equity securities.

(c) Contracts. Other than this Agreement and the Contracts set forth on Schedule 3.3(c)(i) (the “Purchase Option Agreements”), there (i) are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Company and (ii) is no obligation, contingent or otherwise, of any Company to repurchase, redeem or otherwise acquire any share of its capital stock or its other equity interests or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. Each party to a Purchase Option Agreement has irrevocably waived any right to (x) purchase or acquire Company Stock or other rights that would arise in connection with the Contemplated Transactions and (y) receive notice in connection with the Contemplated Transactions.

(d) Debentures, Notes and Debt Instruments. Schedule 3.3(d) sets forth a summary of the terms of (i) notes and all other debt instruments issued or in effect since January 1, 2003 and (ii) all convertible debentures to which any Company is or has been a party. All of such convertible debentures, notes or other debt instruments have been terminated or extinguished and no party has any enforceable rights thereunder or in connection therewith.

(e) Agreements to Register. None of the Companies have agreed to register any Company Stock or any of the capital stock of MPC Europe.

(f) No Encumbrances. No legend or other reference to any purported Encumbrance appears on any certificate representing the Company Stock, any of the capital stock of MPC Europe, or in any share or other private or public registry of or with respect to any of the Companies.

3.4	HOLDING COMPANY; SUBSIDIARIES

(a) The only assets of Techni-Core are its shares of stock of MPC and Intercompany Indebtedness. Techni-Core has never (i) conducted any business or operations or (ii) had any employees. Techni-Core has no Liabilities.

(b) The authorized and issued capital stock of MPC Europe is set forth on Schedule 3.4(b) and such shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal, state and international securities laws and any preemptive rights or rights of first refusal of any Person. No shares of capital stock of MPC Europe are held as treasury stock. At no time since its Formation Date has MPC Europe had, nor will it have at any time prior to the Closing, a Class of equity security held of record by five hundred or more persons. There are no restrictions other than those existing under Law on MPC Europe’s ability to make distributions of cash to its equityholders. MPC Europe is wholly-owned by MPC.

(c) No Company is obligated for any Liability on account of any current or former interest in, relationship with or the existence of any Former Subsidiary.

3.5	FINANCIAL STATEMENTS

(a) The Sellers have delivered to the Buyer (the following, collectively, the “Financial Statements”): (i) unaudited, consolidated balance sheets of the Companies as of December 31, 2007 and the related unaudited, consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal year then ended, in each case including the draft notes thereon, (ii) audited, consolidated balance sheets of the Companies as of December 31, 2006 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal years then ended, in each case including the notes thereon, together with the reports thereon of RSM McGladrey, independent certified public accountants, (iii) audited, consolidated balance sheets of the Companies as of December 31, 2005 and the related unaudited, consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal year then ended, in each case including the notes thereon, and (iv) unaudited, consolidated balance sheet of the Company as of June 30, 2008 (the “Interim Balance Sheet”) and the related unaudited, consolidated statements of income and cash flow for the month then ended. The Financial Statements and notes fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except for the Interim Balance Sheet and the related statements of income and cash flow), subject to (A) any exceptions to GAAP disclosed in the notes to any of the Financial Statements. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as otherwise disclosed in the notes to such financial statements. No financial statements of any Person other than the Companies are required by GAAP to be included in the consolidated Financial Statements of the Companies.

(b) The financial statements described on Schedule 3.5(b) do not misrepresent the financial condition or fail to disclose the assets of the Companies as of the dates thereof such that the estimated net worth of the Companies was underreported by one million dollars ($1,000,000) or more such that it results in the Proceeding set forth on Schedule 1.2 becoming reopened or any proposed or agreed stipulations related thereto being withdrawn or rescinded.

3.6	BOOKS AND RECORDS

(a) The Company Books and Records and other records of each Company are complete and correct in all material respects.

(b) Each material transaction of each Company is properly and accurately recorded on the books and records of such Company.

(c) Each document (including any Contract, invoice or receipt) on which material entries in the books and records of such Companies are based is complete and accurate in all material respects.

(d) The minute books of each Company contain in all material respects accurate and complete records of all meetings held and corporate action, other than independent actions taken by directors, taken on behalf of the Company by each Company’s equityholders, directors and directors’ committees (or, in each case, the equivalent) and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

(e) At the time of the Closing, all of the foregoing books and records will be in the possession of each respective Company.

3.7	ACCOUNTS RECEIVABLE; INVENTORY

(a) All Accounts Receivable that are reflected on the Balance Sheet or the accounting records of any Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All reserves with respect to such Accounts Receivable have been calculated consistent with GAAP and past practice (except for changes in estimates). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

(b) All items included in the Inventories are of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the Adjustment Statement, or the accounting records of the Companies as of the Closing Date, as the case may be. All of the Inventories now on hand that were purchased after the date of the Companies’ December 31, 2007 audited financial statements were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances. Work-in-process Inventories are now valued and on the Closing Date will be valued according to GAAP (except for changes in estimates), applied on a basis consistent with the bases on which the December 31, 2007 audited financial statements were prepared. All Inventories are located at one of the locations of Leased Real Property, other than inventory of an immaterial amount consigned at customer locations in the Ordinary Course of Business.

3.8	NO MATERIAL ADVERSE CHANGE

Since December 31, 2007, there has not been any Material Adverse Change.

3.9	NO UNDISCLOSED LIABILITIES

No Company has any Liabilities other than: (i) Liabilities reflected or reserved against in the Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business and (iii) contingent or inchoate Liabilities that could not reasonably be expected to have a Material Adverse Effect on any Company.

3.10	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as contemplated by this Agreement, since January 1, 2008, each Company has conducted its businesses only in the Ordinary Course of Business and, except in the Ordinary Course of Business or in connection with the Contemplated Transactions, there has been no:

(a) change in the authorized or issued capital stock of any Company; grant of any stock option or right to purchase shares of capital stock of any Company; issuance of any security convertible into such capital stock; grant of any registration rights; acquisition by any Company of any stock of any Company or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of any Company;

(c) entry into any transaction or Contract (or any agreement amending such Contract other than as required by Law) with any Affiliate of the Company or any of the Sellers other than (i) employment and employment-related Contracts with Affiliates listed in Schedule 3.22(a), (ii) the payment of salaries, (iii) the provision of benefits under any Employee Benefit Plan, (iv) the reimbursement of expenses pursuant to policies of each Company and (v) the Affiliate Leases;

(d) prepayment or acceleration of the payment of any Indebtedness with an aggregate value of $250,000 or more;

(e) payment of any kind which has an aggregate value of more than $250,000;

(f) except as set forth on Schedule 3.10(f), other than as required by Law, payment, increase or acceleration by any Company with an aggregate value of $100,000 or more, of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into or amendment of any employment, severance or similar Contract with any director, officer or employee;

(g) adoption or amendment (other than as required by Law) of, or increase in the payments to or benefits or enhancement or acceleration of any rights under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Benefit Plan;

(h) entry into, modification or termination of, or receipt of notice of termination of any Contract or transaction of any Company involving a total remaining commitment by or to any Company of at least $250,000;

(i) cancellation, settlement or waiver of any claims or rights of or against any Company in excess of $250,000;

(j) damage to or destruction or loss of any asset or property of any Company, whether or not covered by insurance, which may cause a Material Adverse Change to such Company;

(k) sale (other than sale of inventory), lease or other disposition of any asset or property of any Company with a value of at least $250,000, or the creation of any Encumbrance on any material asset or on any material asset or property of any Company;

(l) material acceleration or delay in the payment of accounts payable or in the collection of Accounts Receivable;

(m) material change in the accounting methods used in respect of any Company;

(n) sale, license, sublicense, covenant not to sue under, abandonment, assignment, transfer, disclosure, Encumbrance of, or grant of any rights to any third party under any Intellectual Property that is material to any Company;

(o) creation, incurrence or assumption of Indebtedness with an aggregate value of $250,000;

(p) making any individual capital expenditure of $250,000 or more;

(q) Contract, proposal or communication pursuant to which any Company is, has been or is proposed to be debarred, suspended or excluded from participation in programs funded by any Governmental Body or in the award of any Government Contract, nor placed on any list of parties excluded from participation in government-funded programs, nor has any Company been deemed or found nonresponsible or ineligible for award of a Government Contract;

(r) settlement, resolution or disposition of the Proceeding set forth on Schedule 1.2 or any other Proceeding with respect to the facts underlying such Proceeding;

(s) promotion of any Company Employee to or hiring of any Management-Level Company Employee; or

(t) Contract by any Seller or any of the Companies to do any of the foregoing.

3.11	PROPERTY AND ASSETS; ENCUMBRANCES

(a) Title to Assets. Other than the Permitted Encumbrances, each Company has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its tangible assets, properties and Intellectual Property. Each Company owns good and transferable title to all other assets owned by it, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Real Property.

(i) No Company owns any Real Property. Schedule 3.11(b) sets forth a true, accurate and complete description of all Real Property leased, licensed to or otherwise used or occupied by the Companies (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the name of the lessor or licensor, the expiration of the term, any extension options and any security deposits. The Leased Real Property comprises all of the Real Property interests used in the conduct of the business and operations of the Companies. Each Company owns good and marketable title to its respective estates in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. No Company has granted any Person the right to occupy or use any of the Leased Real Property, including by lease, license, assignment or sublease and no Person, other a Company, is in possession of any portion of the Leased Real Property. Other than with respect to the Affiliate-Owned Real Property, no Affiliate of any Seller is the owner or lessor of any Leased Real Property.

(ii) A true and correct copy of each lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Lease since the date of delivery. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms. There are no existing breaches or defaults by any Company or the lessor under any Real Property Lease and no event has occurred or right exists which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any Real Property Lease by any party or give any party the right to terminate, accelerate or modify any Real Property Lease.

(iii) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications. All Improvements located on the Leased Real Property are in material compliance with all Laws, including those pertaining to zoning, building and the disabled. No part of any Improvement encroaches on any Real Property not included in the Leased Real Property and there are no Improvements primarily situated on adjoining property which encroach on any part of the Leased Real Property.

(iv) There is no pending condemnation, expropriation, eminent domain or similar Proceeding affecting all or any portion of the Leased Real Property. The Sellers have not received any written notice or oral notice of any such Proceeding, and, to the Sellers’ Knowledge, no such Proceeding is contemplated.

(c) Tangible Personal Property. Schedule 3.11(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $500,000 or more, that is owned or leased by any Company (the “Tangible Personal Property”). All Tangible Personal Property is in the possession of a Company.

3.12	CONDITION AND SUFFICIENCY OF ASSETS

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from material latent and patent defects and are adequate for the uses to which they are being put and (ii) the Tangible Personal Property is in the aggregate in good operating condition and repair, ordinary wear and tear excepted, free from material latent and patent defects and suitable in all material respects for immediate use in the Ordinary Course of Business.

(b) The Leased Real Property, Tangible Personal Property and Intellectual Property constitute all such assets necessary for the continued operation of the business of each Company after the Closing in substantially the same manner as immediately prior to the Closing.

3.13	INTELLECTUAL PROPERTY

(a) One or more Companies are the owner or licensee of all right, title and interest in and to the Intellectual Property, free and clear of all Encumbrances and of any requirement to make any royalty payments, license fees and charges, except for such payments, fees and charges of less than $150,000 per year in the aggregate. Since January 1, 2000, no Company has, or has agreed to, other than in the Ordinary Course of Business, sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create an Encumbrance on, or grant any rights to any third party under any Intellectual Property that is material to any Company. All of the issued Patents and registered Marks and Copyrights are currently in compliance with all Laws, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date. There are no actions that must be taken by any Company within 60 days after the Closing Date that, if not taken, will result in the loss of any issued Patents or registered Marks or Copyrights, including the payment of any registration, maintenance or renewal fees.

(b) The Marks used by the Companies in the operation of their businesses and the Patents and Copyrights are valid and enforceable, and no Person has challenged in writing the validity or enforceability of the Marks used by the Companies in the operation of their businesses or the Patents or Copyrights. No Patent, Mark or Copyright is currently involved in any infringement, interference, reissue, reexamination, invalidation, cancellation or opposition Proceeding and, to the Sellers’ Knowledge, no such action has been threatened in writing to any Company or Seller with respect to any Patent, Mark or Copyright.

(c) No registered Mark used by the Companies in the operation of their businesses or issued Patent or Copyright is currently being infringed, diluted or misappropriated by any other Person.

(d) None of the products currently manufactured or sold, nor any Mark, domain name, uniform resource locator, system, process or know-how currently used or held for use in any Company’s business, infringes, dilutes, or misappropriates any patent, trade name, trademark, service mark or other proprietary right of any other Person. None of the subject matter of any of the Copyrights infringes any copyright of any third party or is a derivative work based on the work of any other Person.

3.14	CONTRACTS; NO DEFAULTS

(a) Schedule 3.14(a) contains, or on or before September 8, 2008, will contain a complete and accurate list of each unexpired (collectively, “Applicable Scheduled Contracts”):

(i) Contract under which any Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, has incurred any capitalized lease obligation or under which any of its tangible or intangible assets are subject to any Encumbrances, in any case, in an amount or value in excess of $250,000 in the aggregate and specifying with respect thereto under which such Contracts, if any, the prepayment of any amounts due thereunder would require the payment of any prepayment penalty, premium, make-whole payment or similar payment or that would be prohibited or restricted in any way;

(ii) Contract with a value greater than $250,000 in the aggregate that is a (A) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (B) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which any Company is the beneficiary but excluding endorsements of instruments for collection in the Ordinary Course of Business) or (C) currency or interest rate swap, collar or hedge agreement;

(iii) Contract, other than Employee Benefit Plans allocating a sharing of profits or losses of any Company to any other Person;

(iv) Contract providing for payments to or by any Person based on or determined by reference to sales, purchases or profits of any Company, other than direct payments for goods and Employee Benefit Plans;

(v) Contract or plan providing for profit sharing, grant of stock options, any stock purchase, stock appreciation, deferred compensation or severance for the benefit of the current or former directors, officers or employees of any Company;

(vi) Contract for the employment of any natural Person on a full-time, part-time or any other basis or any outstanding offer therefor other than Contracts that are for less than $10,000 per month and one year of duration;

(vii) Contract involving any joint venture, partnership, joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses by any Company with any other Person;

(viii) Contract involving the purchase or sale of a Person’s equity, all or substantially all of a Person’s assets or a merger, consolidation or scheme of arrangement with any Person; and

(ix) Contract, the primary purpose of which is the license or conveyance of Intellectual Property to or by any Company, other than where such a license or conveyance is merely ancillary to the development, manufacture or repair of products.

(b) By September 8, 2008, the Sellers will have delivered to the Buyer a complete and accurate copy (in the case of each written Applicable Scheduled Contract) or accurate and complete written summary (in the case of each oral Applicable Scheduled Contract) of each of the Applicable Scheduled Contracts.

(c) Each Applicable Scheduled Contract and each other Contract that is material to any of MPC’s strategic business units is in full force and effect and is valid and enforceable in accordance with its terms, no party to an Applicable Contract has materially breached or is currently in material breach (other than product claims that are not epidemic) of any of the applicable terms and requirements of such Applicable Contract, no Company has received notice regarding any actual or alleged material breach of such Applicable Contract and no Company has received notice of or regarding any termination or amendment of any Applicable Contract.

(d) Each of the following unexpired agreements entered into by any Company (collectively, “Applicable Other Contracts”) is a bona fide agreement entered into at arms’ length, in good faith and on commercial terms consistent with such Companies’ Ordinary Course of Business:

(i) Contract that involves the furnishing or performance of services or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by any Company in an amount or value in excess of $250,000 in the aggregate;

(ii) Contract related to the license or other conveyance of Intellectual Property, except for any license implied by the sale of a product in the Ordinary Course of Business;

(iii) Contract (A) with a value of $250,000 or more per annum containing “most favored nation” pricing or commercial terms or other similar terms in favor of a customer, (B) containing non-competition or nonsolicitation covenants (other than Contracts with Company Employees) or (C) containing other covenants that purport to materially restrict the business activity of any Company or materially limit the freedom of any Company to engage in any line of business or to compete with any Person (other than Contracts with any customer or supplier of any Company entered into in the Ordinary Course of Business);

(iv) Contract under which any Company is or can be held to be responsible for consequential damages with a value of $250,000 or more annually;

(v) written warranty, guaranty and other similar undertaking with respect to contractual performance extended by any Company other than in the Ordinary Course of Business;

(vi) Contract for the receipt of any consulting services from any Person other than Contracts that are for less than $10,000 per month and one year of duration;

(vii) Contract for capital expenditures in excess of $250,000 in the aggregate;

(viii) Government Contract involving payments in excess of $250,000 that are currently active in performance (or have been active in performance in the past but have not been closed after receiving final payment, or have been active in performance for the three years prior to the Closing Date), including the related contract files; and

(ix) power of attorney granted by, on behalf of or to any Company, other than United States customs powers of attorney.

3.15	TAXES

(a) Each Company has filed or caused to be filed, on a timely basis, all material Tax Returns that are or were required to be filed by or with respect to it pursuant to Law and all such Tax Returns were true, correct and complete in all material respects. Each Company has paid all Taxes of a material amount owed (whether or not shown thereon as due), except such Taxes, if any, that are being contested in good faith.

(b) No federal, state or local audits or other Tax Proceedings are pending with regard to any Taxes or Tax Returns of any Company. No Company has given or been requested to give waivers or extensions (or are or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to Taxes of any Company or for which any Company may be liable.

(c) All Tax deficiencies of a material amount that have been claimed, proposed or asserted in writing against any Company have been fully paid or finally settled.

(d) All Taxes of a material amount that any Company is required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Taxing Authority or are held in separate bank accounts for such purpose.

(e) No Company is a party to any Tax allocation or Tax sharing agreement pursuant to which a Company is required to pay a material amount of Tax.

(f) Since January 1, 2005, no Company distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to qualify for tax-free treatment under Section 355 of the Code.

(g) No Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) (or any predecessor provision).

(h) There are no outstanding rulings of, or requests for rulings with, any Taxing Authority expressly addressed to any Company involving a material amount.

(i) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law).

(j) No Company has been a member of an Affiliated Group other than an Affiliated Group of which Techni-Core or MPC was the common parent.

(k) No Company has any liability for the Taxes of any other Person under Treasury Regulation §1.1502-6 (or any similar or corresponding provision of state or local law), as a transferee or successor, by contract or otherwise, other than Taxes owed by or attributable to the Former Subsidiaries.

(l) No Company has received written notice of any claim within the last 5 years by a Governmental Body in a jurisdiction where no Company files Returns that such Company is or may be subject to taxation by that jurisdiction.

3.16	EMPLOYEE BENEFITS

(a) Schedule 3.16(a) contains a complete and accurate list of all Employee Benefit Plans and sets forth the financial cost of all obligations owed or accrued under any Employee Benefit Plan that does not file a Form 5500 series form pursuant to the disclosure and reporting requirements of ERISA.

(b) The Sellers have delivered to the Buyer true, accurate and complete copies of: (i) all documents that constitute or set forth the terms of each Employee Benefit Plan, and of any related trust or other funding vehicle, including all summary plan descriptions, summaries, announcements and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Companies, (iii) an accurate and complete written description of any Employee Benefit Plan that is not otherwise in writing, (iv) all registration statements filed with any Governmental Body with respect to any Employee Benefit Plan, (v) all insurance policies purchased by or to provide benefits under any Seller Plan, (vi) all reports, financial statements or valuations submitted since December 31, 2004, by third-party administrators, accountants, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Employee Benefit Plan, (vii) the Form 5500 series form filed for each of the most recent three plan years with respect to each Employee Benefit Plan, including all schedules thereto and the opinions of independent accountants, (viii) all notices that were given, in respect of any Employee Benefit Plan, by the IRS or other Governmental Body to any Seller, any Company or Affiliate or to such Employee Benefit Plan or the plan administrator thereof since December 31, 2004 and (ix) copies of most recent favorable determination letters issued by the IRS with respect to each Employee Benefit Plan that is intended to be “qualified” and which is entitled to rely on such determination letter within the meaning of Section 401(a) of the Code and copies of the most recent opinion letters issued by the IRS to the sponsor of each master or prototype plan which is an Employee Benefit Plan that is intended to be so “qualified and which is entitled under applicable Law to rely on such determination letter.

(c) Each Company has materially performed and complied with all of their respective obligations under all Employee Benefit Plans, and each Employee Benefit Plan has been materially operated and administered in accordance with its terms in all respects. Each Company has made, or caused to be made, appropriate entries in its financial records and statements for all obligations and liabilities under each Employee Benefit Plan that have accrued but are not due. Each of the Companies, with respect to all Employee Benefit Plans, is, and each Employee Benefit Plan is in form, operation and administration, in compliance in all respects with all Laws and the provisions of all Laws and with any applicable contract or labor or collective bargaining agreement. No transaction prohibited by ERISA Section 406 that is a non-exempt transaction and no non-exempt “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Employee Benefit Plan subject to said statutes. No Company has any Liability to the IRS with respect to any Employee Benefit Plan or any employee benefit plan of any ERISA Affiliate, including any Liability imposed by Chapter 43 of the Code, except for contributions which are due and payable but as to which the required time for payment has not expired. No Seller nor any Company or other Person has engaged in any act or omission with respect to any Employee Benefit Plans that could subject any Company (or any officer, director, employee or independent contractor thereof) to any liability for breach of fiduciary responsibilities under ERISA. All contributions and payments made or accrued with respect to all Employee Benefit Plans are deductible under Code Section 162 or 404 or other Law. There are no unpaid contributions or payments with respect to any Employee Benefit Plan that are required to have been made or paid under its terms and provisions, any related trust or insurance contract or any Law that have not been timely paid. No event has occurred or circumstance exists that may result in a material increase in premium costs of Employee Benefit Plans that are insured or a material increase in benefit costs of Employee Benefit Plans that are self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Employee Benefit Plan is pending or, to the Sellers’ Knowledge, is threatened, and no event has occurred or circumstances exist which could form a reasonable basis for any such Proceeding.

(d) Each individually designed Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a). The sponsor of each prototype plan adopted as an Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received an opinion letter from the IRS as to the acceptability of such prototype plan under Code Section 401(a), and each Company timely adopted such plan, and each Company timely adopted such plan. No event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such plan or trust. There is no unfunded liability under any Employee Benefit Plan, and no Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of Section 412 of the Code as in effect prior to 2008) or failed to satisfy the minimum funding standards (as required by Section 412 of the Code as in effect after 2007), whether or not waived.

(e) No Company or ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Employee Benefit Plan that is subject to Title IV of ERISA. No Company has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any organization or trust described in Code Section 501(c)(9), 501(c)(17) or 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e). No Company or ERISA Affiliate has ever established, maintained or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or any “multiple employer welfare arrangement” (as such terms is defined in Section 3(40) of ERISA). Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B and any similar state laws, no Company provides health or welfare benefits for any retired or former employee, officer, director, independent contractor or consultant, nor is it obligated to provide health or welfare benefits to any active employee, officer, director, independent contractor or consultant following retirement or other termination of service.

(f) Each Company has the right to modify and terminate benefits provided under any Employee Benefit Plan to retirees (other than pensions) with respect to both retired and active employees.

(g) No individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee or consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Employee Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event) will result in the payment, vesting, acceleration or funding of any benefit, or any increase in the amount of compensation due or benefits payable, under or in connection with any Employee Benefit Plan.

(i) Each Employee Benefit Plan outside the United States required to be registered with any Governmental Body has been registered and maintained in good standing with applicable authorities, and each Employee Benefit Plan outside the United States that is intended to be subject to beneficial tax treatment is subject to such treatment and nothing has occurred that could reasonably affect such status.

(j) Except for any other Company, no Company now has, nor has it ever had, any ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means any other Person that, together with a Company, would be treated as a single employer under Code Section 414(b),(c), (m), or (o).

(k) Each Employee Benefit Plan subject to Code Section 409A is and has been operated in compliance therewith since the effective date of Section 409A.

(l) No Company has made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments that could be nondeductible by reason of Section 280G (without regard to subsection (b)(4) thereof) or 162(m) of the Code, nor will any Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

3.17	LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE

(a) Schedule 3.17(a) sets forth each full-time and part-time employee of each Company as of the date of this Agreement (the “Company Employees”) and each Company Employee’s (i) name; (ii) if applicable, the effective date on which any fixed term employment contract ends or the effective date on which any employment contract of any such employee ends where notice has been given or received to terminate such employment contract; (iii) current salary or wage rate; (iv) accrued time off and (v) indicating whether any Company Employee is currently on a leave of absence for any reason. All Company Employees are legally eligible for employment in the United States or the country in which the Company Employee is employed under Law. No Company is delinquent in payments to any current or former employee for any wages, salaries, commissions, bonuses or other compensation for any services performed or for any other amounts required to be reimbursed by any Company to any current or former employee (including vacation, sick leave, other paid time off or severance pay). No Management-Level Company Employee has given notice (verbal or written) of an intent to terminate his or her employment.

(b) No Company Employee while employed by any Company is now represented by a labor organization which was either certified or voluntarily recognized by the National Labor Relations Board or the respective Governmental Body of the nation in which a Company Employee is employed. No Company is currently a signatory to a collective bargaining agreement, neutrality or recognition agreement with any labor organization or is now obligated, by any collective bargaining agreement or other agreement, to contribute to any multi-employer pension or welfare benefit plan covering employees, retirees or beneficiaries. No Company has conducted negotiations with respect to any future contract with or commitment to any labor union or association, nor are there current or, to Sellers’ Knowledge, threatened attempts to organize or establish any labor union or association. No claims, charges, administrative proceedings or formal complaints for unfair labor practices or violations of labor Laws, unpaid wages or overtime or for child labor or record-keeping violations are pending against any Company.

(c) There is currently no strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute pending or, to Sellers’ Knowledge, threatened at any Facility and no Facility has experienced any strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign or other concerted labor dispute in the last five years. No labor organization or group of employees of any member of the Company has made a pending demand for recognition or filed a petition for recognition or representation rights with any Governmental Body with respect to any of its employees and, to the Sellers’ Knowledge, there is no current effort by any labor organization to organize any Company Employees.

(d) For the past five years, no Company has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice or Law.

3.18	ENVIRONMENTAL MATTERS

(a) Each Company is in substantial compliance with, and is not in material violation of, any Environmental Law.

(b) No Company has received any actual or threatened Order, notice or other communication from any Governmental Body or Person, or the current or prior owner or operator of any Facilities, of any actual or potentially material violation or failure to substantially comply with any Environmental Law.

(c) There are no pending or, to Sellers’ Knowledge, threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Company has or had an interest or to which any Company may have transported or arranged for the transport of Hazardous Materials.

(d) There are and have been no Releases of Hazardous Materials on, under, about or in the Environment at any Facility in material violation of any Environmental Law or that would be reasonably expected to result in any Environmental, Health and Safety Liabilities, either now or at the cessation of operations by any Company at any Facility.

(e) No Company has assumed, by contract or operation of law, any Environmental Health and Safety Liability or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any Environmental Health and Safety Liability.

(f) Schedule 3.18(f) lists all the reports that are in the possession of any Company or Seller of any environmental investigation, compliance audit or occupational health or safety assessment, including any Phase I and Phase II environmental site assessments, conducted on any portion of any Facility, and accurate and complete copies of all such environmental reports have been delivered or made available to the Buyer.

3.19	COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS

(a) Each Company is now, and has been for the past five years, in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 1778), the International Traffic in Arms Regulations, the Export Administration Regulations and associated executive orders, the Laws implemented by the Office of Foreign Assets Control, U.S. Department of Treasury and the equivalent Laws in any jurisdiction in which the Companies operate (collectively, the “Export Control Laws”). No event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to cause any Company to violate any Law. Schedule 3.19(a) contains a complete list of every written notice or other written communication from any Governmental Body or any other Person received by any Company regarding any actual or alleged violation of any Law.

(b) Schedule 3.19(b) contains a complete and accurate list of each material Governmental Authorization that is held by each Company, all of which are valid and in full force and effect and will remain so immediately following the Closing. Each Company is, and at all times over the past two years has been, in material compliance with all of the terms and requirements of each such Governmental Authorization. No Company has received, at any time over the past two years, any written notice or other written communication from any Governmental Body or any other Person regarding any actual or alleged violation of any Governmental Authorization. All applications required to have been filed for the renewal of such material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Schedule 3.19(b) collectively constitute all of the material Governmental Authorizations necessary to permit each Company to conduct and operate its businesses lawfully in the manner in which it currently conducts and operates its businesses and to permit each Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.20	GOVERNMENT CONTRACTS AND BIDS

(a) Schedule 3.20(a) sets forth a current, complete and accurate list of all Government Contracts involving payments in excess of $1,000,000 that are currently active in performance (or have been active in performance in the past but have not been closed after receiving final payment, or have been active in performance for the three years prior to the Closing Date) and to which any Company is a party. Schedule 3.20(a) accurately reports for each such Government Contract the contractor, the customer, the contract number, as well as the Sellers’ best estimate of the total value of the Government Contract. The Sellers have made available to the Buyer complete and correct copies of all Government Contracts listed on Schedule 3.20(a), including modifications. No Government Contract listed on Schedule 3.20(a) was awarded on the basis of any qualification as a “small business concern,” “small disadvantaged business,” protégé status or other preferential status (including disadvantaged-business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as the Historically Underutilized Business Zone program or participation under Section 8.1(a) of the Small Business Act or similar preferences). Schedule 3.20(a) also sets forth a current, accurate and complete list of each of the unexpired Government Bids involving payments in excess of $100,000 that any Company has submitted to a Governmental Body.

(b) With respect to any and all Government Contracts and Government Bids to which any Company is or has been a party, at all times since January 1, 2003:

(i) such Company is, and has been, in material compliance with all terms and conditions of each Government Contract and Government Bid (including all provisions and requirements incorporated expressly, by reference or by operation of Laws) and has performed all obligations required to be performed by it thereunder;

(ii) such Company is, and has been, in compliance in all material respects with all requirements of Law pertaining to each Government Contract and Government Bid and all requirements of Governmental Bodies regarding such Law with respect to each Government Contract and Government Bid;

(iii) no Government Contract has been the subject of a termination for default, and no Company has received any written or oral demand for cure or show cause or other similar notice regarding performance of a Government Contract or, other than warranty claims made in the Ordinary Course of Business, any written (or, to the Sellers’ Knowledge, verbal) notice of or claim for or assertion of a condition of default, a breach of contract, a violation of any Law or a violation of a contract requirement (including all provisions and requirements incorporated expressly, by reference or by operation of Law therein) in connection with a Government Contract or Government Bid, whether from a Government Body or from any prime contractor, subcontractor, vendor or other third party, and no event, condition or omission has occurred or exists that would constitute grounds for such action;

(iv) other than warranty claims made in the Ordinary Course of Business, no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or breach of contract or a material violation of any Law with respect to a Government Contract or Government Bid;

(v) no Company, nor any Representative of any Company, has, in any material respect, violated any Law or administrative or contractual restrictions concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Body (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. Section 207 or similar provisions under state or local laws;

(vi) the representations, certifications and warranties made by a Company with respect to the Government Contracts and Government Bids were accurate and complied with Law in all material respects as of their effective date, and such Companies have fully complied with all such certifications, in all material respects;

(vii) (A) no Company has received any written or oral notification of material costs, schedule, technical or quality problems that could reasonably result in claims against any Company (or successors in interest) by a Governmental Body, a prime contractor or a higher tier subcontractor; (B) to Sellers’ Knowledge, there are no Government Contracts pursuant to which the Company is likely to experience cost, schedule, technical or quality problems that could result in claims against the Company (or successors in interest) by a Governmental Entity, a prime contractor or a higher tier subcontractor; (C) no Government Contract or Government Bid has incurred or is currently projected by a Company to incur untimely performance or material losses or cost overruns; (D) all of the Government Contracts were legally awarded, are binding on the parties thereto and all material Government Contracts are in full force and effect; (E) the Government Contracts are not currently the subject of bid or award protest proceedings, and (F) no Company has any pending or presently anticipates any claim or request for equitable adjustment, however styled, in conjunction with a Government Contract;

(viii) with respect to Government Contracts to which any Company is a party, no Governmental Entity, prime contractor or higher tier subcontractor under a Government Contract or any other Person acting on behalf of the foregoing, has notified any Company, either in writing or, to the Sellers’ Knowledge, orally, of any actual or alleged material violation or material breach of any Law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification;

(ix) no money due to any Company pertaining to any Government Contract has been withheld or set-off nor has there been any threat or attempt to withhold or set off any money due under any Government Contract;

(x) all invoices and claims (including requests for progress payments and provisional costs payments) submitted by any Company under each Government Contract complied with Law in all material respects and were current, accurate and complete in all material respects as of their submission date;

(xi) neither the execution, delivery nor performance of this Agreement or any Ancillary Agreement does or will conflict with, result in a material breach or default under or give any counterparty any right to amend or terminate any Government Contract;

(xii) each Company and each employee of each Company who hold security clearances are in material compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof;

(xiii) no Company has taken any action and no Company is a party to any litigation that could reasonably be expected to give rise to (A) civil or criminal liability under the False Claims Act or (B) a claim for price adjustment under the Truth in Negotiations Act; and

(xiv) neither any Seller nor any Company has received any written or oral notice terminating any Government Contract for convenience or written, or to Sellers’ Knowledge, oral notice indicating an intent to terminate any of the Government Contracts for convenience.

(c) Internal Controls, Audits and Investigations.

(i) Since January 1, 2003 and other than Proceedings set forth on Schedule 3.19(a), (A) other than routine audits and inspections in the Ordinary Course of Business, no Company has undergone nor is undergoing any audit, inspection or investigation of records by any Government Body relating to any Government Contract or Government Bid; (B) other than routine audits and inspections in the Ordinary Course of Business, no Company has received written or oral notice of any investigation, inspection or audit relating to any Government Contract or Government Bid and (C) other than routine audits and inspections in the Ordinary Course of Business, no such audit, inspection, or investigation, of records is threatened, either in writing or, to the Sellers’ Knowledge, orally. No Company has been advised in writing by any source, or advised verbally by an authorized governmental officer or authorized point of contact of any prime contractor or higher tier subcontractor, that an audit, inspection or investigation pertaining to any of its Government Contracts or Government Bids will take place or is under consideration.

(ii) Except as disclosed on Schedule 3.20(c), since January 1, 2003, no Company has been under administrative, civil or criminal indictment or criminal information, or audit by a Governmental Body with respect to any deficient performance, mischarging, misstatement or omission or other alleged impropriety or irregularity, arising under or relating to any Government Contract or Government Bid.

(iii) Since January 1, 2003, the Companies have at all times maintained systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance with applicable requirements of the Government Contracts, Government Bids and all Laws.

(d) Debarment, Suspension and Exclusion.

(i) Since January 1, 2003, no Company, and Representative thereof, has been the subject of a proposed or actual debarment, suspension or exclusion from participation in programs funded by any Governmental Body or in the award of any Government Contract, nor have any of them been listed on any list of parties excluded from participation in government-funded programs nor, to the Sellers’ Knowledge, has any such debarment, suspension or exclusion proceeding or proposed listing been initiated or threatened (whether orally or in writing) in the past three years.

(ii) Since January 1, 2003, the Company has not received any notice or communication has been received or proposed that any Company is or may become nonresponsible or ineligible for award of a Government Contract.

(iii) No circumstances exist that would reasonably be expected to warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to any Company in the future.

(e) Security Clearances. Schedule 3.20(e) contains a complete list of all current United States Department of Defense security clearances of each Company, and a complete list of all the Company Employees and Facilities who have United States Department of Defense security clearances, identifying for each such Company Employee and Facility the level of clearance (confidential, secret or top secret) and the status of such clearance as of the date hereof (interim, active, current or expired).

(f) DCAA Audits. Schedule 3.20(f) sets forth true and complete copies of the Department of Defense, Defense Contract Audit Administration reports issued to any Company for the three year period ending July 30, 2008.

3.21	LEGAL PROCEEDINGS; ORDERS

(a) Schedule 3.21(a) lists any Proceeding pending since January 1, 2003 by or against any Company. To the Sellers’ Knowledge, no other Proceeding has been threatened. The Sellers have delivered to the Buyer copies of all pleadings, material correspondence and other material documents relating to such Proceedings, including all material correspondence and communications between any Governmental Body and any Company.

(b) Schedule 3.21(b) lists each Order to which any Company or any of the assets owned or used by any Company, including any Facility, is subject or has been subject since January 1, 2003. To the Sellers’ Knowledge, no Company or Representative of any Company is subject to any Order or other material restraint that prohibits such Representative from engaging in or continuing any conduct, activity or practice relating to business of any Company.

3.22	RELATIONSHIP WITH AFFILIATES

(a) Other than with respect to the Affiliate-Owned Real Property and the Shares, no Affiliate of any Seller or any Company, has, or since January 1, 2004 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used or held for use in or pertaining to any Company. Other than with respect to the Affiliate-Owned Real Property and this Agreement, no Affiliate of any Company or any Seller owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that is a party to or has a material financial interest in any transaction with any Company. Except pursuant to an employment or employment-related agreement which is listed in Schedule 3.22(a), and other than (a) salaries earned but not yet paid, (b) benefits obligated to be provided under any Employee Benefit Plan (but excluding from the definition of “Employee Benefit Plan” for purposes of this Section 3.22, profit sharing plans, schemes, agreements, programs policies or practices; stock options, stock appreciation rights, stock purchase rights, restricted stock rights and other forms of incentive compensation) and (c) the reimbursement of expenses pursuant to policies of the any of the Companies, no Affiliate of any Seller or any Company, is a party to any Contract with, or has any claim or right against, any Company or any of their assets. There is no money owed by any Affiliate of any Seller to any Company, and no money will be owed by any Affiliate of any Seller to any Company after the Closing Date based on Contracts entered into on or before the Closing Date.

(b) Immediately after the Closing Date, no Company will have any Liability to any Seller except as set forth in this Agreement or the Ancillary Agreements and pursuant to employment agreements, consulting agreements and Employee Benefit Plans which are set forth with specificity on the Sellers’ Disclosure Schedule.

(c) Schedule 3.22(c) sets forth the annualized salaries and other payments made by any of the Companies to any Affiliate of any Seller or their respective Affiliates since January 1, 2007.

(d) No Company will be obligated to make any payment to any Company Employee, nor any director or officer of any Company, upon or as a result of the consummation of the Contemplated Transactions, other than the Employee Transaction Payments.

3.23	BROKERS OR FINDERS

No Seller or Company has incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions in connection with the Contemplated Transactions for which any Company or the Buyer could become liable.

3.24	NO ADDITIONAL REPRESENTATIONS

No Seller is making any representation or warranty, express or implied, of any nature whatsoever with respect to any Seller or any Company except for the representations and warranties expressly set forth in this Agreement and in the Ancillary Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer’s Disclosure Schedule, the Buyer represents and warrants to the Sellers as of the date hereof, as follows:

4.1	ORGANIZATION

The Buyer is a company duly organized and validly existing under the laws of the State of Delaware.

4.2	AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms.

(b) Schedule 4.2(b) lists all material Consents and material Governmental Authorizations that the Buyer is required to obtain and all material notices that the Buyer is required to give to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (i) breach, violate or conflict with any provision of the Organizational Documents of the Buyer, or any resolution adopted by the shareholders, members, board of directors, managers or other governing body of the Buyer, (ii) breach, violate or conflict with any Governmental Authorization or Law to which the Buyer, or any of the assets owned, used or held for use by the Buyer, may be subject, (iii) breach, violate or conflict with any Order to which the Buyer or any of the assets owned, used or held for use by the Buyer, may be subject, (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, used or held for use by the Buyer, other than, in the cases of clause (iii), as would not reasonably be expected to have a material adverse effect on the Buyer.

4.3	CERTAIN PROCEEDINGS

No Proceedings are currently pending, or to Buyer’s Knowledge, threatened, that challenge, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4	INVESTMENT INTENTION

The Buyer desires to consummate the Acquisition for its own accounts, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Buyer understands that the Company Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act unless an exemption from such registration is available.

4.5	BROKERS OR FINDERS

Neither the Buyer nor its Representatives have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions for which any of the Sellers could become liable.

4.6	FINANCING

Buyer shall have at the Closing sufficient cash and available credit facilities to pay the full Closing Payment, to make all other necessary payments by it in connection with the Contemplated Transactions and to pay all of its related fees and expenses.

4.7	SCOPE OF BUYER’S RELIANCE

Buyer acknowledges and agrees that, except for the representations and warranties in this Agreement and in the Ancillary Agreements, none of the Sellers has made any representation or warranty, express or implied, as to any of the Companies or any of the Sellers, or as to the accuracy or completeness of any information furnished or made available to Buyer or its Representatives.

ARTICLE 5

COVENANTS OF SELLERS, TECHNI-CORE AND MPC BEFORE CLOSING

5.1	ACCESS AND INVESTIGATION

(a) Between the date of this Agreement and the Closing Date, the Sellers will, or will cause the Companies to:

(i) at reasonable times and upon reasonable advance notice from the Buyer: (i) afford the Buyer and its Representatives access to the Companies, their operations, properties, Contracts, Company Books and Records and other documents and data requested by them, and to pre-agreed personnel, customers, vendors, representatives and (ii) furnish the Buyer and its Representatives with copies of all such Contracts, Company Books and Records and other documents and data, and with such additional financial, operating and other data and information as they may reasonably request; provided, however, that such access will not unreasonably interfere with the Company’s operations;

(ii) deliver the Buyer an accurate and complete copy (in the case of each written Applicable Other Contract) or accurate and complete written summary (in the case of each oral Applicable Other Contract) of each of the Applicable Other Contracts; and

(iii) provide a schedule of Applicable Contracts, organized into the categories set forth in Sections 3.14(a) and 3.14(d).

(b) Within 15 days of the date hereof, the Sellers will, or will cause the Companies to, cause the Companies’ independent auditor to complete any audit of any Financial Statement that is pending as of the date hereof, and within 2 Business Days of the completion of such audit, deliver to the Buyer complete and accurate copies of such audited Financial Statements (the “Audited Financial Statements”).

(c) Within 15 days of the date hereof, Seller shall deliver all reports in its possession to Buyer. Within ten (10) days of the date the reports are delivered, Buyer shall advise the Sellers’ Representative whether or not it intends to perform an environmental site assessment on the property. Should Buyer not so advise Sellers’ Representative by such deadline, or if Buyer advises Sellers’ Representative that it does not intend to perform an environmental site assessment, Buyer shall have been deemed to have waived its opportunity to perform such assessment.

5.2	OPERATION OF THE COMPANY’S BUSINESS

Except (a) as otherwise contemplated by this Agreement, (b) required by any change in Law or (c) set forth on Schedule 5.2, between the date of this Agreement and the Closing Date, the Sellers, Techni-Core and MPC will and will cause MPC Europe to: (i) conduct the businesses of each Company in the Ordinary Course of Business except to the extent Sellers’ Representative notifies Buyer of a material event that may require Sellers to take action outside the Ordinary Course of Business, and Buyer consents to such action, which such consent will not be unreasonably withheld; (ii) use commercially reasonable efforts to preserve intact the current businesses and organizations of the each Company, keep available the services of the current Representatives of each Company and maintain relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with any Company; (iii) not, without the prior written Consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (A) make or change any Tax election, (B) change any annual Tax accounting period, (C) file any amended Tax Return, (D) enter into any closing agreement, (E) settle any Tax claim or assessment, (F) surrender any right to claim a Tax refund, or (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if such election, change, amendment, agreement, settlement, surrender, consent or other action would reasonably be expected to have the effect of materially increasing the Tax liability of the Companies for any period ending after the Closing Date or materially decreasing any Tax attribute of the Companies existing on the Closing Date; and (iv) not enter into any collective bargaining agreements without the Buyer’s consent.

5.3	NEGATIVE COVENANTS

(a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Sellers will not, and will cause each Company not to, without the Buyer’s prior consent, which will not be unreasonably withheld, delayed or conditioned, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the representations in Sections 3.10 or 3.20(d)(i) becomes or is likely to be untrue.

(b) Without Buyer’s consent, which will not be unreasonably withheld, delayed or conditioned, between the date of this Agreement and the Closing Date, the Sellers and Techni-Core will not, except in connection with the death of the Shareholder, sell, assign or otherwise transfer any of their respective Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto.

5.4	REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, the Sellers, Techni-Core and MPC will, and will cause the Companies to, as required by Law in order to consummate the Contemplated Transactions, obtain all Consents, make all filings and give all notices. Between the date of this Agreement and the Closing Date, the Sellers, Techni-Core and MPC will, and will cause the Companies to, cooperate with the Buyer with respect to all Consents, filings and notices that the Buyer elects to obtain, make or give or that Laws require the Buyer to obtain, make or give in connection with the Contemplated Transactions, including (i) any HSR Required Filings, (ii) any Export Control Laws, and (iii) any filings required by any other applicable antitrust or fair trade law, of any applicable foreign jurisdiction as determined by the Buyer.

5.5	NOTIFICATION

(a) Between the date of this Agreement and the Closing Date, the Sellers will cause the Sellers’ Representative to, promptly notify the Buyer if any Seller or Company becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Sellers’ Disclosure Schedule, the Sellers’ Representatives will promptly deliver to the Buyer a supplement to the Sellers’ Disclosure Schedule specifying such change. Such delivery will not affect any rights of the Buyer under Articles 9 or 11. During the same period, the Sellers’ Representatives will promptly notify the Buyer of the occurrence of any breach of any covenant of the Sellers, Techni-Core and MPC in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

(b) The Sellers will cause the Sellers’ Representative to promptly notify the Buyer of:

(i) the receipt by any Seller or any Company of any notice or other communication from any Person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

(ii) subject to any applicable legal restrictions, the receipt by any Seller or any Company of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions;

(iii) any Proceedings commenced or threatened against, relating to or involving or otherwise affecting any Company which relate to the consummation of the Contemplated Transactions; and

(iv) the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions in Articles 8 or 9 not to be satisfied.

5.6	NO NEGOTIATION

(a) The Sellers, Techni-Core and MPC will not, will cause the Companies not to and will not authorize or permit any of their Representatives to, directly or indirectly:

(i) solicit, initiate, encourage, induce, entertain, consider the merits of or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

(ii) furnish any information regarding any Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, endorse or recommend any Acquisition Proposal; or

(v) enter into any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b) Without limiting the generality of the foregoing, any violation of any of the restrictions set forth in the preceding sentence by any Seller or Company, or their respective Affiliates or Representatives, whether or not such Affiliate is purporting to act on behalf of any Seller or Company, will be deemed to constitute a material breach of this Section 5.6 by the Sellers.

(c) The Sellers, Techni-Core and MPC will, and will cause the Companies to, promptly (and in no case later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information concerning any Company outside the Ordinary Course of Business) advise the Buyer orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person. The Sellers will keep the Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(d) The Sellers, Techni-Core and MPC will, and will cause the Companies and their respective Representatives to, immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(e) The Sellers, Techni-Core and MPC will not release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any Company or any Seller is a party, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Buyer. The Sellers will promptly request each Person that has executed, within 12 months before the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any Company.

5.7	EFFORTS

The Sellers, Techni-Core and MPC will, and will cause the Companies to, use their commercially reasonable efforts to cause the conditions in Article 8 and Section 9.3 to be satisfied.

5.8	TERMINATION OF AFFILIATE OBLIGATIONS

Prior to the Closing, Sellers will, or will cause the Companies to:

(a) satisfy or cause to be released any guarantee by any Company of the Indebtedness of any Person or entity (other than another Company); and

(b) terminate or cause to be terminated any Contract between a Company and any Seller or Affiliate of any Seller, other than (i) Contracts between two Companies; (ii) the Affiliate Leases and (iii) employment or employment-related agreements listed on Schedule 3.22(a).

ARTICLE 6

COVENANTS OF BUYER BEFORE CLOSING

6.1	REQUIRED APPROVALS

Between the date of this Agreement and the Closing Date, the Buyer will cooperate with the Sellers’ Representative with respect to all Consents, filings and notices that the Sellers’ Representative elects to obtain, make or give or that Laws require the Sellers to obtain, make or give in connection with the Contemplated Transactions, including (i) any HSR Required Filings, (ii) any Export Control Laws, and (iii) any filings required by any other applicable antitrust or fair trade law, of any applicable foreign jurisdiction as determined by the Buyer; provided, however, that this Section 6.1 will not require the Buyer to dispose of or make any change in any portion of its business or to incur any other burden except as contemplated by this Agreement.

6.2	EFFORTS

Except as set forth in the proviso to Section 6.1, the Buyer will use its commercially reasonable efforts to cause the conditions in Sections 8.3 and Article 9 to be satisfied.

6.3	NOTIFICATION

Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Sellers’ Representative if the Buyer becomes aware of: (a) any fact or condition that causes or constitutes a breach of any of the Buyer’s representations and warranties as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer’s Disclosure Schedule, the Buyer will promptly deliver to the Sellers’ Representative a supplement to the Buyer’s Disclosure Schedule specifying such change. Such delivery will not affect any rights of the Sellers under Articles 9 and 11. During the same period, the Buyer will promptly notify the Sellers’ Representative of the occurrence of any breach of any covenant of the Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

ARTICLE 7

ADDITIONAL COVENANTS OF THE PARTIES

7.1	TAXES

(a) Tax Returns. Except as otherwise required by applicable Law, any Tax Return to be prepared pursuant to the provisions of this Section 7.1(a), including any amendments thereto, shall be prepared in a manner consistent with practices followed by the Companies in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Law or changes in fact. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

(i) The Buyer, at its own expense, shall prepare (or cause to be prepared) and file (or cause to be filed) when due all Tax Returns that are required to be filed by or with respect to any Company with respect to a Pre-Closing Tax Period that are required to be filed after the Closing Date and all Tax Returns with respect to a Straddle Period. Buyer will provide a copy of each such Tax Return (with copies of any supporting schedules, workpapers and other relevant documentation) and, in the case of a Tax Return for a Straddle Period, a statement setting forth the amount of Taxes allocable to the Pre-Closing Straddle Period (with copies of any supporting schedules, workpapers and other relevant documentation), to the Sellers’ Representative, in the case of an income Tax Return, no later than 60 days prior to the date on which such Tax Return is due, and in the case of a non-Income Tax Return, no later than 15 days prior to the date on which such Tax Return is due, and the Sellers’ Representative will advise Buyer in writing of any proposed change to such Tax Return (a “Buyer’s Change”, in the case of an Income Tax Return, not less than 30 days prior to its due date, and in the case of a non-Income Tax Return, not less than 5 days prior to its due date. Buyer shall, in preparing such Tax Return, cause the items for which Sellers may be liable hereunder to be reflected in accordance with the instructions provided by Sellers’ Representative unless, in the opinion of a nationally recognized law firm or accounting firm mutually acceptable to Buyer and the Sellers’ Representative (the “Tax Opinion Firm”), complying with the instructions provided by Sellers’ Representative would result in Buyer taking a position on such Tax Return that does not satisfy the “more likely than not” requirement.

(ii) If Buyer decides to seek a Tax opinion in accordance with Section 7.1(a)(i), Buyer shall act promptly and in good faith to obtain such an opinion. In the event the Tax Opinion Firm is unable to issue its Tax opinion before the due date for filing such Tax Return, the Buyer may timely file such Tax Return without making the disputed Buyer Change. In the event the Tax opinion, when issued by the Tax Opinion Firm, necessitates that a Tax Return filed in accordance with the previous sentence be amended, Buyer shall cause such amended Tax Return to be filed promptly after such resolution that incorporates the conclusion expressed in such opinion.

(iii) For purposes of Section 7.1(a)(i), a position satisfies the “more likely than not” requirement if such position would more likely than not be affirmed by a court of competent jurisdiction if such position were to be challenged and disallowed by the applicable Taxing Authority. The fees and other costs incurred by Buyer in connection with such opinion shall be borne by Buyer unless the Tax Opinion Firm opines that the instructions provided by Sellers’ Representative would result in Buyer taking a position that does not satisfy the “more likely than not” requirement, in which event such fees and costs shall be borne by the Sellers’ Representative.”

(b) Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or any Subsidiary for all Pre-Closing Tax Periods, the Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Buyer shall and shall cause the Companies to retain all books and records with respect to Tax matters pertinent to any Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Sellers’ Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. The Buyer and the Sellers Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions). The Sellers will deliver to Buyer within 20 Business Days of Buyer’s request any information required to be reported by the Buyer, the Companies or any Affiliate of the foregoing under Section 6043A of the Code.

(c) Payment of Pre-Closing Taxes. The Buyer shall provide written notice to the Sellers’ Representative of the amount of any Taxes for which the Sellers are liable under Section 11.1(b) of this Agreement with respect to any Pre-Closing Tax Period and any Pre-Closing Straddle Period, together with copies of any relevant schedules, workpapers and other relevant documentation to establish the amount of such Taxes. The Sellers’ Representative, on behalf of the Sellers, shall pay to the applicable Company the amount of Taxes, if any, for which the Sellers are liable at least two Business Days prior to the date on which the Tax Returns for the Pre-Closing Tax Period and for the Straddle Period are due to be filed with the relevant Taxing Authority; provided, however, that the Sellers’ Representative shall not be required to pay any Tax earlier than ten Business Days after its receipt of such written notice. In the event Buyer disagrees with a Buyer Change and submits the issue to a Tax Opinion Firm in accordance with Section 7.1(a)(i), the amount of Tax payable by the Sellers’ Representative to Buyer shall be calculated on the assumption that the Buyer’s Change is correct. The Buyer shall promptly provide the Sellers’ Representative a copy of any opinion issued by the Tax Opinion Firm, together with revised schedules, workpapers and other relevant documents establishing the additional amount of Taxes, if any, which are payable by the Sellers’ Representative; such additional Taxes, if any, shall be paid by the Sellers’ Representative within ten Business Days after receipt of such written information.

(d) Straddle Period Allocation. For purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.4(d). The portion of such Tax allocable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or uses taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (1) if the amount of such Tax for the Straddle Period is measured by net worth or other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the Closing Date and multiplying the amount of such Tax by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period or (2) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date. In the case of a Tax that is (a) paid for the privilege of doing business during a period (a “Privilege Period”) and (b) computed based on business activity occurring during an accounting period ending prior to the Privilege Period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the Privilege Period. With respect to real property Taxes and personal property Taxes described in (i) above, the allocation shall be made on the basis of the most recent officially certified Tax valuation and assessment for the real property or the personal property, as the case may be. If such valuation pertains to a tax period other than that in which the Closing Date occurs, such apportionment will be recalculated at such time as actual Tax bills for such period are available, and the parties will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty (60) days after the issuance of such actual Tax bills. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(e) Tax Matters. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Sellers may be liable under this Agreement, the Buyer shall, within ten (10) days after receipt of such assertion, inform the Sellers’ Representative in writing (“Tax Notice”). The Tax Notice must describe such assertion in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Adverse Consequence that has been or may be suffered by the Sellers and the Sellers’ Representative. The Buyer’s failure to give a Tax Notice the Sellers’ Representative within such ten (10) day period will not relieve the Sellers’ Representative of any Liability that it may have to the Buyer, except to the extent that the Sellers’ Representative demonstrates that the resolution of such claim is prejudiced by the Buyer’s failure to give such notice.

(i) Pre-Closing Tax Period Tax Matter. The Sellers’ Representative has the right to represent the interests of the Companies before the relevant Taxing Authority with respect to any audit, claim or contest relating to a Pre-Closing Tax Period (a “Pre-Closing Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Pre-Closing Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter. The Buyer has the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Sellers’ Representative. The Sellers’ Representative shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter to the extent that it adversely affects the Tax liability of the Buyer without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Straddle Period Tax Matter. The Buyer has the right to represent the interests of the Companies before the relevant Taxing Authority with respect to any audit, claim or contest relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If the Sellers would be required to indemnify the Buyer, the Company or any of their Affiliates pursuant to Section 11.1(b) of this Agreement with respect to such Straddle Period Tax Matter then: (A) the Sellers have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at their own expense, separate from counsel employed by the Buyer, and (B) the Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connect ion with the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne one-half by the Sellers, on the one hand, and one-half by Buyer, on the other hand, when due. All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

(g) Post-Closing Consolidated Tax Return. The Buyer shall elect to file a consolidated U.S. federal income Tax Return with Techni-Core and MPC for the taxable year of Buyer that includes the day after the Closing Date.

(h) Closing of the Tax Year. The parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, (i) the taxable year of Techni-Core and MPC shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (ii) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of Techni-Core and MPC shall close at the end of the day on the Closing Date, and (iii) all federal, state, local and foreign Income Tax Returns of Techni-Core and MPC shall be filed on the foregoing basis.

(i) Closing Date Transactions. Each Company shall report all transactions not in the Ordinary Course of Business, which occur on the Closing Date and after the Closing, on the consolidated U.S. federal Income Tax Return of such Company and Buyer for the Post-Closing Period to the extent permitted by Treasury Regulation §1.1502-76(b)(1)(ii)(B) (and to the extent permitted or required under comparable provisions of state, local and foreign Tax law).

(j) Amendment of Tax Returns. Neither the Buyer nor any of its Affiliates, nor any Company, shall amend, refile, revoke or otherwise modify any Tax Return of any Company with respect to a Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, unless otherwise required by applicable Law. Except with respect to amendments required by Law, the Sellers’ Representative may withhold its consent in its sole and absolute discretion if it reasonably determines that such amendment, refiling, revocation, or other modification may (i) increase the income or gain, or decrease the deductions, losses or credits, of a Company for a taxable period or portion thereof ending on or prior to the Closing Date, or (ii) increase the indemnification obligation of any Seller under this Agreement.

(k) Refunds or Credits. To the extent not specifically identified as an asset in Final Net Working Capital, the Buyer shall within 10 Business Days pay to the Sellers’ Representative (on behalf of the Sellers) any refunds or credits of Taxes attributable to any Company that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period as follows: (i) in the case of a refund, when such refund is actually received by Buyer or any of its Affiliates (including, any of the Companies), and (ii) in the case of a credit, when such credit is applied against, credited to, or used to offset Taxes or other amounts owed or otherwise payable by Buyer or any of its Affiliates (including any of the Companies); provided, however, to the extent such refund or credit of Taxes is attributable (i) a Buyer Tax Act, such refunds or credits shall be for the account of the Buyer, and (ii) to a net operating loss or other Tax attribute of the Buyer, any Company, or any Affiliate of the foregoing generated in or otherwise attributable to either a taxable period beginning after the Closing Date or the Post-Closing Straddle Period, such refunds and credits shall be for the account of the Buyer if the carryback of such loss or other Tax attribute was permitted under this Agreement. The Buyer shall be entitled to all other refunds and credits of Taxes.

(l) Tax Sharing Agreements. All Tax allocation agreements, Tax sharing agreements or similar agreements with respect to or involving any Company will be terminated as of the Closing Date and, after the Closing Date, no Company will be bound thereby or have any liability thereunder, other than such allocation, sharing and similar agreements entered into by one or more Companies with a third party that is not a Taxing Authority.

(m) Post Closing Tax Obligations. Buyer shall be responsible for all Taxes incurred by or with respect to each of the Companies, whether resulting from the assets or operations of the Companies or otherwise, for all taxable periods or portions thereof beginning after the Closing Date, including the Post-Closing Straddle Period. In the event the Sellers or the Sellers’ Representative pays any such Taxes after the Closing Date, Buyer shall reimburse the Sellers’ Representative therefor within two Business Days after the date on which the Taxes are paid.

(n) Other Tax Matters.

(i) None of Buyer, the Companies, or any of their Affiliates shall make any election under Code Section 338 (or any comparable provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

(ii) Unless otherwise required by applicable Law or expressly permitted under this Agreement, no party or any of its Affiliates shall make or change any Tax election, amend any Tax Return, take any action or enter into any transaction, in each case after the Closing, that results in any increased Tax liability of any other party, or that increases the indemnification obligation of any other party or any other party’s Affiliates under this Agreement.

(o) Certain Post-Closing Settlement Payments. If the examination of, or amendment or other adjustment to, a Tax Return of a Company for a taxable period (or portion thereof) ending on or before the Closing Date results (by settlement, assessment, or otherwise) in any adjustment which permits Buyer or any of its Affiliates (including a Company) to increase the amount of deductions, losses or Tax credits, or to decrease the amount of income, gains or the recapture of Tax credits, which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Buyer or any of its Affiliates (including a Company) for one or more periods ending after the Closing Date (a “Post-Closing Tax Adjustment”), Buyer shall promptly (i) notify the Sellers’ Representative of such Post-Closing Tax Adjustment, and (ii) pay to the Sellers’ Representative the Tax Benefit attributable to such Post-Closing Adjustment within ten Business Days.

(p) Certain Pre-Closing Adjustments.  If Buyer determines that an adjustment to a previously filed Tax Return of a Company for a Pre-Closing Tax Period would result in an adjustment which would permit a Company to increase the amount of deductions, losses or Tax credits, or to decrease the amount of income or gains than had been reported on such Tax Return (a “Pre-Closing Tax Adjustment”), Buyer shall (i) notify the Sellers’ Representative of such Pre-Closing Tax Adjustment and (ii) obtain the prior written consent of the Sellers’ Representative, such consent to be granted or withheld in accordance with the standards set forth in Section 7.1(j).  If Seller’s Representative consents to such Pre-Closing Tax Adjustment to the Tax Return, the Sellers’ Representative shall pay to Buyer within 10 Business Days an amount equal to 25% of any refunds or credits of Taxes actually received by the Company, but only if and to the extent such refund or credit is attributable to such Pre-Closing Tax Adjustment. In computing the amount of any such Tax benefits, the Company shall be deemed to recognize all other items of income, gain, loss, deduction or credit with respect to such taxable year (including any other adjustments that may be made, whether required by Law or otherwise) before recognizing any items related to such Pre-Closing Tax Adjustment and shall be deemed to have paid the amount of Taxes owed with respect to any other adjustments (whether required by Law or otherwise) in computing the amount of the refund or credit attributable to the Pre-Closing Tax Adjustment. Notwithstanding the foregoing, if such adjustment is required by Law, or is accepted by a Taxing Authority in connection with a Pre-Closing Tax Matter or a Straddle Period Tax Matter, then any resultant refunds or credits of Taxes for a Pre-Closing Tax Period or a Pre-Closing Straddle Period shall be paid in full by Buyer to the Sellers’ Representative within ten Business Days, and the Buyer shall not be entitled to receive or retain 25% of any such Tax refund or credit.

7.2	PRESS RELEASE AND ANNOUNCEMENTS

The Sellers have the sole right to draft any portion of any press release which refers to Joseph or Vince Roberti, which language will be subject to approval by the Buyer, which such approval will not be unreasonably withheld, conditioned or delayed. No party will issue any press release or announcement relating to the subject matter of this Agreement or Contemplated Transactions without the prior approval of the Shareholders Representative and the Buyer; provided that the Buyer may make any public disclosure it believes in good faith is required by Law or the rules of any securities exchange or any automated inter-dealer quotation system on which the securities of the Buyer are listed or admitted for trading.

7.3	THIRD PARTY CLAIMS AGAINST DIRECTORS

The Buyer will cause MPC to, following the Closing, indemnify each individual serving as of the date hereof as a member of the board of directors or an officer of MPC (as described in MPC’s Organizational Documents) against third party claims solely to the extent arising from or solely to the extent relating to the Companies’ conduct following the Closing to the same extent as MPC’s then current directors and officers would be indemnified for such claims.

7.4	PENDING INVESTIGATION

(a) Following the Closing, the Buyer will cause MPC to indemnify and defend and will use reasonable best efforts, to the extent in MPC’s control, to cause MPC to obtain a concurrent release of the Techni-Core Shareholders with respect to the facts underlying the investigation set forth on Schedule 1.2, provided, however, MPC will have no obligation to defend or indemnify the Techni-Core Shareholders in the event the financial statements described in Schedule 3.5(b) were fraudulently submitted.

(b) The Buyer will cause MPC not to seek contribution, indemnity or other remedy from, or otherwise institute any Proceeding against, any Seller with respect to any settlement, resolution, finding or other disposition of the Proceeding set forth on Schedule 1.2 or the defense thereof, provided, however, that nothing in this Section 7.4(b) shall in any way modify, change, alter, terminate, reduce or diminish Buyer’s rights to be indemnified by Sellers as otherwise set forth in this Agreement with respect to other matters or acts by such Persons (including a breach of the representations and warranties contained in Section 3.5(b)).

ARTICLE 8

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to effect the Contemplated Transactions and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS

(a) Each of the Sellers’ representations and warranties in this Agreement will be accurate in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date); provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Sellers’ Disclosure Schedule made or purported to have been made after the date of this Agreement will be disregarded.

(b) Each of the Seller Fundamental Representations and each of the Sellers’ representations and warranties containing materiality or Material Adverse Effect qualifiers will be accurate in all respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date).

8.2	SELLERS’ PERFORMANCE

(a) All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

(b) The Sellers must have (i) delivered each document required to be delivered pursuant to Section 2.4(a) and (ii) performed and complied with, in all respects, each of the covenants and obligations in this Agreement that the Sellers are required to perform or comply with on or before the Closing Date that contains an express materiality qualification.

8.3	CONSENTS

(a) Each of the Governmental Authorizations and Consents identified in Schedule 8.3(a) must have been obtained and must be in full force and effect, and each of the notices identified in Schedule 8.3(a) must have been given.

(b) The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act must have expired or been terminated.

8.4	NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced against the Buyer, or against any Affiliate of the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that could reasonably be expected to have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.

8.5	NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS

There must not have been made or threatened by any Person any claim inconsistent with the Sellers’ Disclosure Schedule asserting (a) that such Person is the record or beneficial holder of, or has the right to acquire or to obtain beneficial ownership of any Company Stock or any voting, equity, or ownership interest in, any of the Companies, (b) that such Person is entitled to all or any portion of the Purchase Price or (c) that the directors or officers of any Company or any Seller breached their fiduciary duties to such Person in connection with the Contemplated Transactions.

8.6	NO PROHIBITION

There will have been no Law or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body which would directly or indirectly prohibit or adversely and materially affect the consummation or the ability of Sellers to perform their obligations with respect to any of the Contemplated Transactions (with or without notice or lapse of time) or which would cause any Material Adverse Effect.

ARTICLE 9

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to effect the Contemplated Transactions and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

9.1	ACCURACY OF REPRESENTATIONS

(a) Each of the Buyer’s representations and warranties in this Agreement will be accurate in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date); provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Buyer’s Disclosure Schedule made or purported to have been made after the date of this Agreement will be disregarded.

(b) Each of the Buyer’s representations and warranties in Sections 4.1 and 4.2 will be accurate in all respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

9.2	BUYER’S PERFORMANCE

(a) All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

(b) The Buyer must have (i) executed and delivered each of the documents required to be delivered by the Buyer pursuant to Section 2.4(b) and (ii) performed and complied with, in all respects, each of the covenants and obligations in this Agreement that the Buyer is required to perform or comply with on or before the Closing Date that contains an express materiality qualification.

9.3	NO PROHIBITION

There will have been no Law or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body which would directly or indirectly prohibit or adversely and materially affect the consummation or the ability of Buyer to perform its obligations with respect to any of the Contemplated Transactions (with or without notice or lapse of time) or which would cause any Material Adverse Effect.

9.4	REPRESENTATION AND WARRANTY INSURANCE

(a) Buyer will not, and will cause the Companies not to, enter into any agreement with any insurer specifically for the purpose of insuring against a breach by Sellers of their representations, warranties and covenants under this Agreement that enables such insurer to seek indemnity, contribution or subrogation to the extent the amount recoverable by the insurer against the Sellers on account of a claim exceeds the maximum the Buyer would be able to recover in an action directly against the Sellers for its own interests pursuant to the terms of this Agreement.  In the event that, notwithstanding the foregoing, such insurer seeks contribution, indemnity or subrogation against any of the Sellers, Buyer hereby agrees that Sellers (individually or in the aggregate) shall not be liable for an amount or amounts that, individually or in the aggregate, (x) exceed or would exceed the maximum liability of the Sellers hereunder or (y) would result in a duplicate payment by any of the Sellers under the terms of this Agreement. To the extent that such insurer’s claim for contribution, indemnity or subrogation against any of the Sellers would result in liability of the Sellers or any Seller in excess of the maximum liability of the Sellers or any such Seller provided hereunder or would result in a duplicate payment by any of the Sellers, Buyer agrees to, or will cause MPC to, defend such Sellers or Seller with respect to such claim and Buyer will, or will cause MPC to, indemnify and hold harmless the applicable Sellers or Seller from such claim and liability, but only to the extent such claim exceeds the Sellers’ or applicable Seller’s maximum liability for such claim under this Agreement or results in a duplicate payment by any of the Sellers pursuant to the terms of this Agreement.

(b) The parties hereto agree that this Section 9.4 provides that, with respect to any claims by the Buyer, the Companies or the Buyer’s or Companies’ insurers, no Seller shall at any point be liable for an amount or amounts that in the aggregate would exceed such Seller’s maximum liability for Losses under this Agreement. In the event that a claim is made against any Seller for any amount described in the prior sentence of this Section 9.4(b), Buyer and MPC each agree to indemnify and hold harmless any such Seller from such Loss as set forth in this Section 9.4.

(c) Buyer will not, and will cause the Companies not to, seek any claim of indemnity from any insurer described in the first sentence of Section 9.4(a) for matters arising solely out of a breach of a Seller Fundamental Representation or solely out of a breach of covenants, other than with respect to covenants related to representations or warranties that are not Seller Fundamental Representations, if the effect of such claim results or may result in a claim by such insurer against any Seller for indemnity, contribution or subrogation for such breach of a Seller Fundamental Representation or covenant.

ARTICLE 10

TERMINATION

10.1	TERMINATION

This Agreement may be terminated before the Closing Date:

(a) by mutual written consent of the Buyer and the Sellers’ Representative;

(b) by either the Buyer or the Sellers’ Representative, if:

(i) the Contemplated Transactions are not consummated by December 1, 2008 (unless the failure to consummate the Contemplated Transactions is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party on or before the Closing Date) or

(ii) if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(c) by the Buyer if:

(i) upon written notice to the Sellers’ Representative, and provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if any of the Sellers’ representations and warranties are or become inaccurate, and such inaccuracy: (A) is not cured within the later of (1) fourteen (14) days after written notice thereof and (2) December 1, 2008 or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from Buyer or (B) is incapable of being cured by the breaching party;

(ii) any of the Sellers’ representations and warranties contained in this Agreement have been breached, such that the condition set forth in Section 8.1 could not be satisfied;

(iii) any of the Sellers,’ Techni-Core’s, MPC’s or the Sellers’ Representative’s covenants contained in this Agreement have been breached, such that the condition set forth in Section 8.2 could not be satisfied;

(iv) any Seller or Techni-Core or MPC has breached the obligations set forth in Section 5.6;

(v) upon written notice to the Sellers’ Representative and provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if any Seller, MPC or Techni-Core has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such breach or failure to perform: (A) is not cured within ten (10) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from Buyer or (B) is incapable of being cured by the breaching party; or

(vi) upon written notice to the Sellers’ Representative if, since the date of this Agreement, there has occurred any Material Adverse Effect, or there has occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect, that: (A) is not cured within the later of (1) fourteen (14) days after written notice thereof and (2) December 1, 2008 or (B) is incapable of being cured.

(d) by the Sellers’ Representative if:

(i) any of the Buyer’s representations and warranties are or become inaccurate such that the condition set forth in Section 9.1 could not be satisfied;

(ii) any of the Buyer’s covenants contained in this Agreement have been breached such that the condition set forth in Section 9.2 could not be satisfied; or

(iii) upon written notice to the Buyer and provided that none of the Sellers, MPC or Techni-Core is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if Buyer has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such breach or failure to perform: (A) is not cured within ten (10) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the Sellers’ Representative or (B) is incapable of being cured by the Buyer.

10.2	EFFECT OF TERMINATION

If this Agreement is terminated pursuant to Section 10.1, then, the following will apply:

(a) subject to paragraphs (b) – (f) of this Section 10.2, this Agreement will be null and void and of no further force or effect, and no party will have any liability or further obligation to any other party;

(b) this Section 10.2 and Articles 11 and 13 will survive the termination of this Agreement and will remain in full force and effect;

(c) if Buyer elects to terminate this Agreement under Section 10.1(c)(i) or Section 10.1(c)(ii) because of a breach of any of the Seller Fundamental Representations or the representation set forth in Section 3.8, then Buyer’s sole remedy (in addition to termination) for any such breach will be indemnity under Article 11 until and to the extent Buyer’s aggregate Losses arising from any such breach equals $5 million, except that the $5 million cap will not apply if Buyer so terminates because of any Seller’s fraudulent misrepresentation of any of the Sellers’ Fundamental Representations or the representation set forth in Section 3.8;

(d) if Buyer elects to terminate this Agreement under Sections 10.1(c)(iii), 10.1(c)(iv), 10.1(c)(v) or 10.1(c)(vi) because any of the Sellers, Techni-Core, or MPC willfully breached any of their respective covenants under this Agreement (other than their covenants under Sections 5.3(b) or 5.6 then, the Buyer’s sole remedy (in addition to termination) for any such breach will be indemnity under Article 11 until and to the extent that Buyer’s aggregate Losses arising from any such breach equals $5 million;

(e) if Buyer elects to terminate this Agreement under Sections 10.1(c)(iii), 10.1(c)(iv), 10.1(c)(v) or 10.1(c)(vi) because any of the Sellers, Techni-Core, or MPC breached (whether willful or otherwise) any of their respective covenants under Sections 5.3(b) or 5.6 of this Agreement, then the Buyer’s sole remedy (in addition to termination) for any such breach will be indemnity under Article 11 without any cap;

(f) the Companies’ obligation to indemnify the Buyer under Article 11 as a result of a termination by Buyer described in Sections 10.2(c) through (e) above will be made in such a manner that will not result in a default under any of the Companies’ then existing credit facilities, provided, however, that the Companies shall use commercially reasonable efforts to pay such amounts as soon as reasonably practicable; and

(g) the limitations on Buyer’s right of recovery set forth in Sections 10.2(c) through (e) will not apply in the event of any termination of this Agreement arising from or related to fraud on the part of any Seller.

10.3	EXPENSES

Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated. For the avoidance of doubt, the Buyer will pay the entire filing fee payable in connection with the HSR Required Filings.

ARTICLE 11

INDEMNIFICATION

11.1	SELLERS’ INDEMNIFICATION OBLIGATIONS

Subject to the limitations set forth in Section 11.3(b) below, the Sellers, or if there is no Closing, the Sellers, Techni-Core and MPC, will jointly and severally indemnify and hold harmless the Buyer, the Companies and their respective Representatives and Affiliates (collectively, the “Buyer Indemnitees”) for, and will pay to the Buyer Indemnitees the monetary value of, any Losses arising, directly or indirectly, from or incurred in connection with:

(a) any inaccuracies in, any breach of or failure to perform with respect to any representation, warranty, covenant, obligation or agreement of any of the Sellers contained in this Agreement (including any inaccuracy in any schedule hereto), other than an inaccuracy, breach or failure that is attributable to Buyer Tax Act;

(b) any and all Taxes:

(i) imposed on any of the Companies or for which any Company may be otherwise liable for a Pre-Closing Tax Period (and with respect to a Straddle Period, the portion of the Taxes imposed on any Company attributable to the Pre-Closing Straddle Period);

(ii) imposed on any Company, or for which any Company may be otherwise liable as a result of having been a member of an affiliated, consolidated, combined or unitary group on or before the Closing Date (including Taxes for which any Company may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Law); and

(iii) of any Person (other than the Companies) imposed on any Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before Closing;

provided, however, that the Sellers will not be liable for or pay, nor shall they indemnify or hold harmless the Buyer Indemnities from and against any Tax Liability to the extent such Tax Liability is reflected as a Liability or reserve for Tax Liabilities in the Final Net Working Capital or (ii) resulted directly or indirectly from a breach of Section 7.1(n)(ii) by any Buyer Indemnitee; and

(c) any breach, violation of, conflict with, event of default under, acceleration of the repayment of any debt under, termination, loss of a material benefit under or additional rights or compensation granted to any Person under any Applicable Other Contract as a result of the execution or delivery of this Agreement or the Ancillary Agreements or the consummation or performance of any of the Contemplated Transactions;

(d) any breach of or failure to perform with respect to the representations and warranties contained in Section 3.5(b); and

(e) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 11.1(a) through (d).

11.2	BUYER’S INDEMNIFICATION OBLIGATIONS

The Buyer will indemnify and hold harmless, and will pay to the Sellers’ Representative the monetary value of any Losses arising, directly or indirectly, from or incurred in connection with:

(a) any inaccuracies in, any breach of or failure to perform with respect to any representation, warranty, covenant, obligation or agreement of any of the Buyer contained in this Agreement (including any inaccuracy in any schedule or exhibit attached hereto);

(b) any and all Taxes imposed on any of the Companies or for which any Company may be otherwise liable for a Post-Closing Tax Period (and with respect to a Straddle Period, the portion of the Taxes imposed on any Company attributable to the Post-Closing Straddle Period);

(c) any Taxes attributable to any Buyer Tax Act; and

(d) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 11.2(a) through (c).

11.3	SURVIVABILITY; LIMITATIONS

(a) The representations and warranties of the Sellers and the Buyer contained in this Agreement or in any Ancillary Agreement will survive for a period ending on the date that is eighteen months after the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in Section 3.15 (Taxes), Section 3.16 (Employee Benefits) or Section 3.18 (Environmental Matters) will be the date that is ninety days after the expiration of the applicable statute of limitations; (ii) there will be no Expiration Date for any claim for indemnity relating to a breach of or inaccuracy in the representations and warranties set forth in (A) Sections 3.1(a) and (b) (Organization and Good Standing), Section 3.2 (Authority; Enforceability; No Conflict), Section 3.3 (Capitalization), Section 3.4 (Holding Company; Subsidiaries), Section 3.5(b) (Financial Statements), Section 3.22 (Relationships with Affiliates) and Section 3.23 (Brokers or Finders) (collectively, the “Seller Fundamental Representations”) or (B) Section 4.1 (Organization), Section 4.2 (Authority; Enforceability; No Conflict) or Section 4.5 (Brokers or Finders) and (iii) any claim for indemnity pending on any Expiration Date for which a Claim Notice has been given in accordance with Section 11.4 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) Notwithstanding anything to the contrary contained in this Article 11, the Sellers will not have any liability under this Agreement (i) as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement or (ii) with respect to the indemnification obligations provided in Section 11.1(c) (including with respect to indemnification obligations provided in Section 11.1(d), but only with respect to a Proceeding, demand or assessment incidental to the matters set forth in Section 11.1(c)), until and to the extent the aggregate amount of all such Losses sustained by the Buyer exceeds $1,000,000, nor will the Sellers’ maximum, aggregate liability as a result of any such breach or inaccuracy exceed the Escrow Amount; provided, however, that nothing in this Section 11.3(b) will limit the Sellers’ liability with respect to fraud or with respect to the Seller Fundamental Representations. After the Closing, other than with respect to fraud, no Seller shall be liable to any Buyer Indemnitee for any amount exceeding the sum of (a) the portion of the Purchase Price received by such Seller in exchange for his or her Shares, plus (b) the total value of distributions received by such Seller from any Non-Natural Person Seller to which such Seller is a beneficiary. Other than with respect to fraud, Sellers’ aggregate liability in the event of a breach of the representations and warranties set forth in Section 3.5(b) is limited to the value by which the Companies’ estimated net worth was underreported on the financial statement described on Schedule 3.5(b) when compared to the actual financial statement.

(c) Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual right to assert any claim for indemnification under this Article 11 and any such claim on behalf of the Sellers may be brought only by the Sellers’ Representative.

(d) The right to indemnification, payment of damages, forfeiture of some or all of the Escrow Amount or other remedy pursuant to this Article 11 will not be affected by the Indemnified Person’s investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of damages, forfeiture of some or all of the Escrow Amount or other remedy based on such representation, warranty, covenant, agreement or obligation.

(e) The Sellers’ obligation to indemnify Buyer Indemnitees with respect to a particular Loss will be reduced by an amount equal to (i) 80% of any net insurance proceeds actually received and retained by the Buyer Indemnitees on account of such Loss under any insurance policy of any of the Companies that existed prior to the Closing and (ii) the Tax benefit actually realized by the Buyer Indemnitees on account of the portion of such Loss paid by Sellers, as reduced by clause (i) of this Section 11.3(e), in the year such Loss occurs and the subsequent two years, whether realized by way of a refund, credit or reduction in Tax due by a Buyer Indemnitee or any of its Affiliates, but only with respect to the portion of such Loss that falls within the aggregate claim thresholds set forth in Section 11.3(b). Buyer will use commercially reasonable efforts to pursue the insurance proceeds referred to in Section 11.3(e)(i). In computing the amount of any such Tax benefits, the Buyer Indemnitees shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence of the Loss for which indemnification is provided under this Agreement.  For purposes of this Agreement, a Buyer Indemnitees shall be deemed to have “realized” a reduction in Taxes to the extent that, and at such time, as the amount of Taxes (i) payable by the Buyer Indemnitee is reduced below the amount of Taxes that the Buyer Indemnitee would have been required to pay but for the incurrence of the Loss such amount for which indemnification is provided under this Agreement, or (ii) refunded or credited to the Buyer Indemnitee is increased above the amount of Taxes that would have been refunded or credited to the Buyer Indemnitee but for the incurrence of the Loss for which indemnification is provided under this Agreement.

(f) After the Closing, other than the equitable remedies set forth in Section 13.8, the remedies set forth in Sections 11.1 and 11.2 will be the sole and exclusive remedies with respect to any Losses arising from the breach of any covenant, representation, warranty, covenant or agreement set forth in Articles 3 and 4 of this Agreement (other than to the extent any such claims are grounded in fraud).

(g) The provisions of this Article 11 shall apply in such a manner as not to give duplicative effect to any item of adjustment. If, under Section 2.5(g), there has been an adjustment to the Purchase Price for any Losses, there shall not be any charge against the Escrow Fund or the deductible provided in Section 11.1(b) and the Buyer may claim a breach of any representation or warranty with respect to any such Losses that gave rise to such adjustment in the Purchase Price.

(h) The right to indemnification under this Article 11 will apply only to those claims for indemnification that are given before the applicable Expiration Date in accordance with Section 11.4 or Section 11.5, as applicable.

(i) Despite anything to the contrary in this Article 11, any indemnification obligations of any of the Sellers to any of the Buyer Indemnities shall be first paid from the Escrow Funds subject to the Escrow Agreement. After the Escrow Funds are exhausted, the Sellers will be jointly and severally liable to the Buyer Indemnities for all of their indemnification obligations to the Buyer Indemnities under this Article 11, subject to the limitations contained in other Sections of this Article 11.

11.4	NOTICE AND OPPORTUNITY TO DEFEND

(a) Within 10 days after receipt by a Person entitled to indemnity under Sections 11.1 or 11.2 (an “Indemnified Person”) of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Section (an “Indemnifying Person”), give notice (“Claim Notice”) to the Indemnifying Person (who, in the case of the Sellers, will be, for purposes of this Section 11.4, the Sellers’ Representative) of the assertion of such claim. A Claim Notice must describe such claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Person. An Indemnified Person’s failure to give a Claim Notice to an Indemnifying Person within such 10 day period will not relieve the Indemnifying Person of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any claim referred to in Section 11.4(a) is brought against an Indemnified Person by means of a Proceeding, then the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) by providing notice (“Response”) to the Indemnified Person within 10 days after receiving a Claim Notice that it will assume such defense. The Response must clearly state whether the Indemnifying Person is (A) conceding that claims made in that Proceeding are within the scope of and subject to indemnification hereunder in which case it will be conclusively established for purposes of this Agreement and the Ancillary Agreements that they are or (B) reserving its determination as to whether claims made in that Proceeding are within the scope of and subject to indemnification hereunder. If the Indemnifying Person assumes such defense subject to such reservation, then within 15 days of providing the Indemnified Person with a Response, it must provide a second notice to the Indemnified Person stating whether it is conceding that claims made in that Proceeding are within the scope of and subject to indemnification. If the Indemnified Person concedes that claims made in that Proceeding are within the scope of and subject to indemnification, then it will be conclusively established for purposes of this Agreement and the Ancillary Agreements that they are. After any notice from the Indemnifying Person to the Indemnified Person of its concession that the claims made are within the scope of and subject to indemnification, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation, provided, however, that the Indemnifying Person shall be liable for any fees of counsel and any other expenses with respect to the defense of such Proceeding incurred by the Indemnified Person until such time as this notice was provided. The Indemnifying Party, if it has assumed the defense of any such Proceeding, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Proceeding that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of the claim underlying such Proceeding, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.

(c) If a Claim Notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within 10 days after the Indemnified Person’s Claim Notice is given, give a Response to the Indemnified Person of its election to assume the defense of such Proceeding, then the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

(d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

11.5	PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A party may assert a claim for indemnification for any matter not involving a third-party claim by providing notice to the party obligated to indemnify such party.

11.6	TAX REPORTING

For Tax purposes, the parties agree to treat, and cause each of their Affiliates to treat, any indemnification payment under this Article 11 as an adjustment to the Purchase Price to the extent permitted by Law. The Parties and their Affiliates shall file all Tax Returns in a manner consistent with this Section 11.6, and shall not take any position contrary thereto except as required by Law.

ARTICLE 12

SELLERS’ REPRESENTATIVE

12.1	APPOINTMENT AND POWERS

The Sellers hereby irrevocably confirm, designate and appoint Lisa Downs as their representative, agent and attorney-in-fact (the “Sellers’ Representative”), with exclusive power and authority to act for and on behalf of each Seller after the Closing in connection with this Agreement and the Ancillary Agreements, including:

(a) all matters arising under or relating to this Agreement and the Ancillary Agreements, including all disputes relating hereto and thereto or arising here from and therefrom;

(b) the execution, delivery and receipt on behalf of the Sellers of all notices, consents, waivers and other communications required or permitted to be given or received under this Agreement and the Ancillary Agreements after the Closing Date;

(c) receiving disbursements and payments for distribution to the Sellers;

(d) taking all other actions and make all other decisions that this Agreement or the Ancillary Agreements requires or permits the Sellers’ Representative to take or make; and

(e) receiving service of process or other notice for each Seller.

This appointment and grant of authority to the Sellers’ Representative (a) is coupled with an interest, such that it is irrevocable and may not be terminated by the act of any Seller, or by operation of Law, whether upon the death, incapacity or insolvency of any Seller or by the occurrence of any other event and (b) will be binding upon the executors, heirs, legal representatives and successors of each Seller. All actions and decisions of the Sellers’ Representative pursuant to this Section 12.1 will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest such actions or decisions.

12.2	SUCCESSORS

If the Sellers’ Representative dies, resigns or becomes incapacitated such that she cannot perform her responsibilities hereunder, then Maribeth R. Gentry will immediately succeed her as the Sellers’ Representative without the necessity of any action by any party. If Maribeth R. Gentry refuses to perform the duties of the Sellers’ Representative, dies, resigns or becomes incapacitated such that she cannot perform her responsibilities hereunder, then a majority of the proportionate interests of the Sellers (as set forth on Schedule 2.2(a)) will select another representative to fill such vacancy and such substituted representative will be deemed to be the Sellers’ Representative for all purposes under this Agreement. Notwithstanding anything to the contrary contained herein, the Sellers may replace the Sellers’ Representative by election of a majority of the proportionate interests of the Sellers (as set forth on Schedule 2.2(a)), provided, however that the replacement of the Sellers’ Representative will be effective only upon notice to the Buyer of such replacement.

12.3	FEES AND EXPENSES

All fees, expenses and Liabilities incurred by the Sellers’ Representative after the Closing Date in connection with the performance of his duties hereunder will be paid severally by the Sellers in proportion to their respective ownership of the Shares. No Seller will seek reimbursement or indemnification for such fees, expenses or Liabilities or otherwise from any Company or the Buyer.

12.4	RELIANCE

The Buyer and the Escrow Agent will be entitled to rely upon any document delivered by the Sellers’ Representative as (a) being genuine and correct and (b) having been duly signed or sent by the Sellers’ Representative, and neither the Buyer nor the Escrow Agent will be liable to any Seller for any action taken or omitted by the Buyer or the Escrow Agent in such reliance.

12.5	NO LIABILITY; INDEMNIFICATION

The Sellers agree, jointly and severally, to indemnify, defend and hold harmless the Sellers’ Representative from and against any and all Losses that may be incurred by the Sellers’ Representative arising out of or in connection with its appointment as the Sellers’ Representative under this Agreement (except such as may result from the Sellers’ Representative’s willful violation of Law or gross negligence in the performance of his duties under this Agreement), including the legal costs of defending against any claim or liability in connection with his performance under this Agreement and all other documents and agreements executed and delivered by the Sellers’ Representative in connection with this Agreement.

ARTICLE 13

GENERAL PROVISIONS

13.1	NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to the Sellers’ Representative, to:
Lisa Downs 8901 Crystal Spring Road Woodstock, Illinois 60098 E-mail Address: lisa@artisticoasis.com with a copy (which shall not constitute notice) to:
Kevin J. Young McGuire Woods 77 W. Wacker Drive Chicago, Illinois 60601 Facsimile No: 312-920-6590 E-mail Address: kjyoung@mcguirewoods.com
If to the Buyer, to:
A. Christopher Fawzy, Vice President and General Counsel Woodward Governor Company 1000 East Drake Road Ft. Collins, Colorado 80525 Facsimile: 970-619-3713 E-mail Address: cfawzy@woodward.com with a copy (which shall not constitute notice) to:
Philip S. Stamatakos Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Facsimile No: 312-782-8585 E-mail Address: pstamatakos@jonesday.com

13.2	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

13.3	INCORPORATION OF SCHEDULES

The Schedules identified in this Agreement, including the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement.

13.4	ENTIRE AGREEMENT AND MODIFICATION

Other than (i) the Non-Disclosure Agreement by and among Techni-Core, MPC and the Buyer dated as of June 2, 2008 and (ii) the Joint Defense Common Interest Agreements by and among Buyer and the Companies effective as of July 10, 2008, this Agreement supersedes all prior agreements among the parties, with respect to its subject matter (including the Letter of Intent among the Buyer, MPC, Techni-Core and the Techni-Core Shareholders dated as of July 23, 2008) and this Agreement constitutes (along with the Schedules, Ancillary Agreements and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the modification.

13.5	DISCLOSURE SCHEDULES

The statements in the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of the Agreement to which they expressly relate and not to any other provision. If there is any inconsistency between the statements in the body of this Agreement and those in the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule, as the case may be (other than an exception expressly set forth as such in the relevant disclosure schedule with respect to a specifically identified representation or warranty), then the statements in the body of this Agreement will control.

13.6	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.7	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the party’s successors, permitted assigns, heirs, executors and administrators. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except such rights as will inure to a successor or permitted assignee pursuant to this Section 13.7. Notwithstanding anything herein to the contrary, the Buyer may, and after the Closing the Company may, assign any or all of its rights hereunder and under the Ancillary Agreements to its lenders as collateral security, provided, however, that no bank assignee shall have any right to enforce any payment, indemnification or other obligation of the Sellers hereunder, other than a bank assignee of the Buyer agreed to by the Sellers’ Representative.

13.8	ENFORCEMENT OF AGREEMENT

The Sellers acknowledge and agree that the Buyer would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms, and that any breach of this Agreement by any Seller would not be adequately compensated in all cases by monetary damages alone. Accordingly, the Sellers agree that, in addition to any other right or remedy to which the Buyer may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.9	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.10	GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law. The parties hereto hereby declare that it is their intention that this Agreement will be regarded as made under the laws of the State of Delaware and that the laws of the State of Delaware will be applied in interpreting its provisions in all cases where legal interpretation will be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00. Each of the parties hereto hereby irrevocably and unconditionally agrees to be subject to the jurisdiction of the District Court for the Northern District of Illinois, provided, however, if any action is brought or heard in a court other than the District Court for the Northern District of Illinois, the action shall be immediately transferred to the Chancery Court for the State of Delaware. (1) To the extent such party is not otherwise subject to service of process in the States of Delaware and Illinois, to appoint and maintain an agent in the States of Delaware and Illinois as such party’s agent for acceptance of legal process and (2) that, to the fullest extent permitted by Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above will, to the fullest extent permitted by Law, have the same legal force and effect as if served upon such party personally within the State of Delaware or the State of Illinois, as applicable. Any Proceeding arising out of or relating to this Agreement must be brought in the courts of the District Court for the Northern District of Illinois or the State of Delaware, County of New Castle and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding will be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement amongst the parties irrevocably to waive any objections to venue or to convenience of forum. In connection with any Proceeding arising out of or relating to this Agreement, the non-prevailing party will pay all of the fees, costs and expenses, including without limitation the reasonable attorneys’ fees and costs of investigation of the prevailing party.

13.11	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

WOODWARD GOVERNOR COMPANY
By: /s/ Thomas A. Gendron

Name: Thomas A. Gendron Title: Chief Executive Officer and President
MPC PRODUCTS CORPORATION By: /s/ Kenneth Lowe

Name: Kenneth Lowe Title: Vice President
TECHNI-CORE, INC. By: /s/ Joan Roberti

Name: Joan Roberti Title: Vice President SELLERS:
THE SUCCESSOR TRUSTEES OF THE JOSEPH M. ROBERTI REVOCABLE TRUST DATED DECEMBER 29, 1992 By: /s/ Joan H. Roberti	MARIBETH R. GENTRY, AS SUCCESSOR TRUSTEE OF THE VINCENT V. ROBERTI REVOCABLE TRUST DATED APRIL 4, 1991 By: /s/ Maribeth R. Gentry

Name: Joan H. Roberti Title: Successor Co-Trustee	Name: Maribeth R. Gentry Title: Successor Trustee
LISA DOWNS AND GREG DOWNS, TRUSTEES OF THE ROBERTI-DOWNS CHARITABLE REMAINDER TRUST By: /s/ Lisa Downs Name: Lisa Downs Title: Trustee By: /s/ Greg Downs	KATHY ROBERTI-KIEPURA, AS TRUSTEE OF THE KATHY-ROBERTI KIEPURA ANNUITY TRUST FBO MATTHEW ROBERTI KIEPURA By: /s/ Kathy Roberti-Kiepura

Name: Greg Downs Title: Trustee	Name: Kathy Roberti-Kiepura Title: Trustee
KATHY ROBERTI-KIEPURA, AS TRUSTEE OF THE KATHY-ROBERTI KIEPURA ANNUITY TRUST FBO LAURA ROBERTI KIEPURA By: /s/ Kathy Roberti-Kiepura	MARIBETH ROBERTI GENTRY, AS TRUSTEE OF THE MARIBETH ROBERTI GENTRY REVOCABLE TRUST DATED AUGUST 7, 2001 By: /s/ Maribeth Roberti Gentry

Name: Kathy Roberti-Kiepura Title: Trustee	Name: Maribeth Roberti Gentry Title: Trustee
MARIBETH R. GENTRY, TRUSTEE OF THE MARIBETH R. GENTRY GRANTOR RETAINED ANNUITY TRUST By: /s/ Maribeth R. Gentry	RENEE R. LEGAULT, TRUSTEE OF THE RENEE R. LEGAULT GRANTOR RETAINED ANNUITY TRUST By: /s/ Renee R. Legault

Name: Maribeth R. Gentry Title: Trustee	Name: Renee R. Legault Title: Trustee
ROSE R. BASILE, AS TRUSTEE OF THE RALPH T. BASILE TESTAMENTARY CREDIT SHELTER TRUST U/W DATED JULY 9, 2002 By: /s/ Rose R. Basile

Name: Rose R. Basile Title: Trustee
/s/ Joseph A. Roberti	/s/ Lisa Downs

Joseph A. Roberti	Lisa Downs

/s/ Lynne Rittiner	/s/ Rene Rittiner
Lynne Rittiner	Rene Rittiner
/s/ Kathy Roberti-Kiepura	/s/ Donna Schroeder
Kathy Roberti-Kiepura	Donna Schroeder
/s/ Renee Legault	/s/ Anne Conklin
Renee Legault	Anne Conklin
/s/ Rose Basile	/s/ Michael Roberti
Rose Basile	Michael Roberti
/s/ Dorothy Roberti	/s/ Dominick Roberti
Dorothy Roberti	Dominick Roberti
/s/ Jacqueline Roberti	/s/ David Nemchick
Jacqueline Roberti	David Nemchick
/s/ Lillian Nemchick	/s/ Arlene Gail Campbell
Lillian Nemchick	Arlene Gail Campbell

Schedule I – Other MPC Shareholders

•	Lisa Downs

•	Lisa Downs and Greg Downs, Trustees of the Roberti-Downs Charitable Remainder Trust

•	Lynne Rittiner

•	Rene Rittiner

•	Kathy Roberti-Kiepura

•	Kathy Roberti-Kiepura, as Trustee of the Kathy-Roberti Kiepura Annuity Trust FBO Matthew Roberti Kiepura

•	Kathy Roberti-Kiepura, as Trustee of the Kathy-Roberti Kiepura Annuity Trust FBO Laura Roberti Kiepura

•	Donna Schroeder

•	Maribeth Roberti Gentry, as Trustee of the Maribeth Roberti Gentry Revocable Trust Dated August 7, 2001

•	Maribeth R. Gentry, Trustee of the Maribeth R. Gentry Grantor Retained Annuity Trust

•	Renee Legault

•	Renee R. Legault, Trustee of the Renee R. Legault Grantor Retained Annuity Trust

•	Anne Conklin

•	Rose Basile

•	Rose R. Basile, as Trustee of the Ralph T. Basile Testamentary Credit Shelter Trust U/W Dated July 9, 2002

•	Michael Roberti

•	Dorothy Roberti

•	Dominick Roberti

•	Jacqueline Roberti

•	David Nemchick

•	Lillian Nemchick

•	Arlene Gail Campbell